UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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Adobe Systems Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Adobe Systems Incorporated
345 Park Avenue
San Jose, California 95110-2704

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held March 28, 2006

Dear Stockholders:

You are cordially invited to attend our 2006 Annual Meeting of Stockholders to be held on March 28, 2006 at 3:00 p.m. at our headquarters located at 321 Park Avenue, San Jose, California 95110 in the East Tower. We are holding the meeting to:

1.                Elect six Class I members of our Board of Directors to serve for a two-year term;

2.                Approve amendments to the Amended 1994 Performance and Restricted Stock Plan to enable compensation paid under the plan to qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended;

3.                Approve the Executive Cash Performance Bonus Plan to permit the payment of cash bonuses that will qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended;

4.                Ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending on December 1, 2006; and

5.                Transact any other business that may properly come before the meeting.

If you owned our common stock at the close of business on Monday, February 13, 2006, you may attend and vote at the meeting. If you cannot attend the meeting, you may vote by telephone or by using the Internet as instructed on the enclosed proxy card or by mailing the proxy card in the enclosed postage-paid envelope. Any stockholder attending the meeting may vote in person, even if you have already returned a proxy card. A list of stockholders eligible to vote at the meeting will be available for review during our regular business hours at our headquarters in San Jose for the ten days prior to the meeting for any purpose related to the meeting.

We look forward to seeing you at the meeting.

Sincerely,

Karen O. Cottle
Senior Vice President, General Counsel & Secretary

February 24, 2006
San Jose, California

As promptly as possible, please vote by telephone or by using the Internet as instructed on the enclosed proxy card or complete, sign and date the proxy card and return it in the enclosed postage-paid envelope.

ADOBE SYSTEMS INCORPORATED

Proxy Statement
for
Annual Meeting of Stockholders
To Be Held March 28, 2006

i

ADOBE SYSTEMS INCORPORATED

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

Our Board of Directors is soliciting proxies for our Annual Meeting of Stockholders to be held March 28, 2006. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

Voting materials, which include the proxy statement, proxy card and our 2005 Annual Report to Stockholders, will be mailed to stockholders on or about February 24, 2006. Our principal executive offices are located at 345 Park Avenue, San Jose, California 95110. Our telephone number is (408) 536-6000.

We will bear the expense of soliciting proxies. In addition to these mailed proxy materials, our directors and employees (who will receive no compensation in addition to their regular salaries) may also solicit proxies in person, by telephone or by other means of communication. We have also hired Innisfree M&A, Incorporated to help us solicit proxies from brokers, bank nominees and other institutional owners. We expect to pay Innisfree a fee of $6,500 for its services and will reimburse Innisfree for reasonable out-of-pocket expenses, estimated at about $15,000. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

QUESTIONS AND ANSWERS

Q:             Who may vote at the meeting?

A:               Our Board set February 13, 2006, as the record date for the meeting. If you owned our common stock at the close of business on February 13, 2006, you may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. On February 13, 2006, 601,307,315 shares of our common stock were outstanding.

Q:             What is the quorum requirement for the meeting?

A:               A majority of our outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum.

Shares are counted as present at the meeting if you:

•       are present and entitled to vote in person at the meeting; or

•       have properly submitted a proxy card or voted by telephone or by using the Internet.

If you abstain from voting on any or all proposals, your shares are still counted as present and entitled to vote.

Each proposal identifies the votes needed to approve or ratify the proposed action.

Q:             What proposals will be voted on at the meeting?

A:               There are four proposals scheduled to be voted on at the meeting:

•       Election of the six Class I members of the Board of Directors;

•       Approval of amendments to the Amended 1994 Performance and Restricted Stock Plan;

•       Approval of the Executive Cash Performance Bonus Plan; and

•       Ratification of KPMG LLP as our independent registered public accounting firm.

We will also consider other business that properly comes before the meeting.

Q:             How may I vote my shares in person at the meeting?

A:               If your shares are registered directly in your name with our transfer agent, Computershare Investor Services LLC, you are considered, with respect to those shares, the shareowner of record, and the proxy materials, including a proxy card, are being sent directly to you. As the shareowner of record, you have the right to vote in person at the meeting. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and the proxy materials are being forwarded to you with a voting instruction card. As the beneficial owner, you are also invited to attend the annual meeting. Since a beneficial owner is not the shareowner of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Q:             How can I vote my shares without attending the meeting?

A:               Whether you hold shares directly as a registered shareowner of record or beneficially in street name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your stockbroker, trustee or nominee. In most cases, you will be able to do this by telephone, by using the Internet or by mail. Please refer to the summary instructions included with your proxy materials and on your proxy card. For shares held in street name, the voting instruction card will be included by your stockbroker, trustee or nominee.

BY TELEPHONE OR THE INTERNET   - If you have telephone or Internet access, you may submit your proxy by following the instructions with your proxy materials and on your proxy card.

BY MAIL   - You may submit your proxy by mail by signing your proxy card or, for shares held in street name, by following the voting instruction card included by your stockbroker, trustee or nominee and mailing it in the enclosed, postage-paid envelope. If you provide specific voting instructions, your shares will be voted as you have instructed.

Q:             How can I change my vote after I return my proxy card?

A:               You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this by signing and submitting a new proxy card with a later date, voting by telephone or by using the Internet (your latest telephone or Internet proxy is counted) or by attending the meeting and voting in person. Attending the meeting alone will not revoke your proxy unless you specifically request your proxy to be revoked.

Q:             Where can I find the voting results of the meeting?

A:               The preliminary voting results will be announced at the meeting. The final results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal 2006.

PROPOSAL 1
ELECTION OF DIRECTORS

General

We currently have 11 members on our Board, which is divided into two classes (Class I and Class II) with alternating two-year terms. Proxy holders will vote for the six Class I nominees listed below to serve a two-year term ending in 2008. The accompanying proxy will be voted for the nominees to serve as directors unless you indicate to the contrary on the proxy card. The six Class I nominees receiving the most “FOR” votes will be elected. Abstentions have no effect on the vote. The members of our Board who are Class II Directors will be up for election in 2007. There are no family relationships among our directors or executive officers.

Each of the nominees listed below is currently a director of Adobe. On September 1, 2005, our Board approved an increase in the size of the Board pursuant to our certificate of incorporation and our bylaws. Edward W. Barnholt was appointed to our Board on September 1, 2005, to fill the vacancy created by such increase. All other Class I nominees have previously been elected by the stockholders. If any nominee is unable or declines to serve as a director, our current Board may designate another nominee to fill the vacancy and the proxy will be voted for that nominee. The term of each person elected as a Class I Director will continue until the Annual Meeting of Stockholders to be held in 2008 and until his or her successor has been elected and qualified, or until the director’s death, resignation or removal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR ALL” NOMINEES

The following tables set forth the name and age of each nominee and each director of Adobe whose term of office continues after the meeting, the principal occupation of each during the past five years, and the year each began serving as a director of Adobe:

Nominees for Election as Class I Directors for a Term Expiring in 2008
Name	Principal Occupation During Last Five Years	Age	Director Since
Edward W. Barnholt

Mr. Barnholt served as President and Chief Executive Officer of Agilent Technologies, Inc., a measurement company, from March 1999 to March 2005 and as Chairman of the Board from November 2002 until March 2005. From 1998 to 1999, Mr. Barnholt served as Executive Vice President and General Manager of Hewlett-Packard Company’s Measurement Organization. From 1990 to 1998, he served as General Manager of Hewlett-Packard Company’s Test and Measurement Organization. In 1993 he was appointed a Senior Vice President of Hewlett-Packard Company and an Executive Vice President in 1996. Mr. Barnholt also serves on the board of directors of KLA-Tencor Corporation and eBay Inc. Mr. Barnholt received a B.S. and a M.S. in electrical engineering from Stanford University.

		62	2005

Michael R. Cannon	Mr. Cannon is the President and Chief Executive Officer and a director of Solectron Corporation, an electronic manufacturing services company. Prior to joining Solectron in January 2003, Mr. Cannon was the President and Chief Executive Officer and director of Maxtor Corporation, a disk drive manufacturer, since July 1996. He remains a director of Maxtor. Mr. Cannon studied mechanical engineering at Michigan State University and completed the Advanced Management Program at Harvard Business School.	53	2003
Bruce R. Chizen

Mr. Chizen is the Chief Executive Officer of Adobe. He joined Adobe upon the closing of the acquisition of Aldus in August 1994 as Vice President and General Manager, Consumer Products Division. In December 1997, he was promoted to Senior Vice President and General Manager, Graphic Products Division and in August 1998, Mr. Chizen was promoted to Executive Vice President, Products and Marketing. In April 2000, Mr. Chizen was promoted to President of Adobe and in December 2000, he also became our Chief Executive Officer and joined our Board. In January 2005, Mr. Chizen relinquished the title of President, but remains as Adobe’s Chief Executive Officer and a member of Adobe’s Board. Mr. Chizen is a director of Synopsys, Inc. He holds a B.S. from Brooklyn College, City University of New York.

		50	2000
James E. Daley

Mr. Daley has been an independent consultant since July 2003. Prior to his retirement in July 2003 from Electronic Data Systems (“EDS”), an information technology service company, Mr. Daley served as Executive Vice President and Chief Financial Officer of EDS from March 1999 to February 2003 and Executive Vice President of Client Solutions, Global Sales and Marketing from February 2003 to July 2003. Before joining EDS, he was with Price Waterhouse, L.L.P., an accounting firm, from 1963 until his retirement from the firm in 1998. During the period from 1988 to 1998, Mr. Daley served as the firm’s Co-Chairman—Operations and Vice-Chairman—International. He was also a member of Price Waterhouse’s Policy Board and Management Committee and a member of the World Firm’s Policy Board and Management Committee. Mr. Daley is also a director of The Guardian Life Insurance Company of America. He holds a B.B.A. from Ohio University.

		64	2001

Charles M. Geschke	Dr. Geschke was a founder of Adobe and has been our Chairman of the Board since September 1997, sharing that office with John E. Warnock. He was Adobe’s Chief Operating Officer from December 1986 until July 1994. He served as Adobe’s President from April 1989 until his retirement in April 2000. Dr. Geschke holds a Ph.D. in Computer Science from Carnegie Mellon University.	66	1983
Delbert W. Yocam

Mr. Yocam is an independent consultant. Mr. Yocam was Chairman of the Board and Chief Executive Officer of Borland Software Corporation, a software delivery optimization company, from December 1996 through April 1999. Prior to joining Borland, Mr. Yocam was an independent consultant from November 1994 through November 1996. From September 1992 until November 1994, he served as President and Chief Operating Officer and a director of Tektronix, Inc., a provider of test, measurement and monitoring solutions for mobile network operators and equipment manufacturers. He holds an M.B.A. from California State University, Long Beach, and a B.A. in Business Administration from California State University, Fullerton.

		62	1991

Incumbent Class II Directors with a Term Expiring in 2007
Name	Principal Occupation During Last Five Years	Age	Director Since
Robert K. Burgess

Mr. Burgess became a director of Adobe in December 2005, following the acquisition of Macromedia, Inc. by Adobe, and was appointed to our Board pursuant to the terms of the acquisition agreement. Mr. Burgess served as the Chief Executive Officer of Macromedia, Inc., a software company, from November 1996 to January 2005, at which time he resigned from his position as Chief Executive Officer and agreed to serve as Executive Chairman. He served as a director of Macromedia from November 1996 and as Chairman of the Board from July 1998 until December 2005, when Macromedia was acquired by Adobe. Prior to joining Macromedia, Mr. Burgess held key executive positions at Silicon Graphics, Inc., a computing, visualization and storage company, and served as Chief Executive Officer of Alias Research, Inc., prior to its acquisition by Silicon Graphics, Inc. Mr. Burgess holds a B.Com. from McMaster University.

		48	2005

Carol Mills

Ms. Mills was the former Executive Vice President and General Manager, Infrastructure Products Group, of Juniper Networks, Inc., a provider of networking and security solutions, from November 2004 until February 2006. Prior to joining Juniper Networks, Ms. Mills was an independent consultant from 2002 until November 2004. Ms. Mills was formerly the President and Chief Executive Officer of Acta Technology, Inc., a private data integration company that was acquired by Business Objects in late 2002. Prior to joining Acta in July 1998, Ms. Mills was the General Manager in the Enterprise Systems Division of Hewlett-Packard Company since 1992. From 1981 to 1992, Ms. Mills held several other general management and marketing management positions at Hewlett-Packard. Ms. Mills holds an M.B.A. from Harvard Business School and a B.A. in Economics from Smith College.

		52	1998
Colleen M. Pouliot

Ms. Pouliot has been engaged in the private practice of law since April 2002. Prior to her retirement from Adobe in April 2002, Ms. Pouliot served as Senior Vice President, Special Projects, for Adobe’s Chief Executive Officer from December 2001 to April 2002. From December 1997 to December 2001, Ms. Pouliot was our Senior Vice President and General Counsel. She joined Adobe in July 1988 as Associate General Counsel and became the Corporate Secretary in April 1989. In December 1990, she was promoted to General Counsel. In December 1992, she was promoted to Vice President and in December 1997, to Senior Vice President. Ms. Pouliot was an associate at the law firm of Ware & Freidenrich from November 1983 until July 1988. Ms. Pouliot holds a J.D. from University of California, Davis School of Law and a B.S. in Economics from Santa Clara University.

		47	2001
Robert Sedgewick	Dr. Sedgewick has been a Professor of Computer Science at Princeton University since 1985, where he was the founding Chairman of the Department of Computer Science. He is the author of numerous research papers and a widely used series of textbooks on algorithms. Dr. Sedgewick holds a Ph.D. in Computer Science from Stanford University.	59	1990

John E. Warnock	Dr. Warnock was a founder of Adobe and has been our Chairman of the Board since April 1989. Since September 1997, he has shared the position of Chairman of the Board with Charles M. Geschke. Dr. Warnock served as our Chief Executive Officer from 1982 through December 2000. From December 2000 until his retirement in March 2001, Dr. Warnock served as our Chief Technical Officer. Dr. Warnock is also a director of Knight Ridder, Inc. and Salon Media Group, Inc. Dr. Warnock holds a Ph.D. in Electrical Engineering from the University of Utah.	65	1983

Independence of Directors

As required under The NASDAQ Stock Market’s listing standards, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by the Board. The Board consults with our legal counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ.

Consistent with these considerations, after review of all relevant transactions and relationships between each director, or any of his or her family members, and Adobe, our executive officers and our independent registered public accounting firm, the Board has affirmatively determined that the majority of our Board is comprised of  independent directors. Our independent directors include:  Mr. Barnholt, Mr. Cannon, Mr. Daley, Dr. Geschke, Ms. Mills, Ms. Pouliot, Dr. Sedgewick, Dr. Warnock and Mr. Yocam.

Meetings of the Board and Committees

The Board held 13 meetings and its four standing Committees collectively held a total of 28 meetings in fiscal 2005. Of the meetings held during the fiscal year, each director attended at least 75% of the meetings (held during the period that such director served) of the Board and Committees on which such director serves. During fiscal 2005, the Board had an Audit Committee, Executive Compensation Committee, Investment Committee and Nominating and Governance Committee. Effective fiscal 2006, the Investment Committee was dissolved and its duties and responsibilities were assumed by the Board. We encourage members of the Board to attend our annual meetings of stockholders.  Six of our Board members attended last year’s meeting.

The following table sets forth the four standing Committees of our Board for fiscal 2005, the members of each Committee during the fiscal year and the number of meetings held by our Board and the Committees:

Membership Roster(1)

Name	Board		Audit		Executive Compensation		Investment		Nominating and Governance
Mr. Barnholt(2)	x
Mr. Burgess(3)
Mr. Cannon	x				x				x
Mr. Chizen	x
Mr. Daley	x		x	(4)					x
Dr. Geschke	x	(4)					x
Ms. Mills	x				x		x	(5)	x	(4)
Ms. Pouliot	x						x
Dr. Sedgewick	x		x		x		x		x
Dr. Warnock	x	(4)					x	(4)
Mr. Yocam	x		x		x	(4)	x		x
Number of meetings held in fiscal 2005	13		12		8		4		4

(1)          Reflects roster for fiscal 2005. For fiscal 2006, membership on the Committees consists of the following:

Audit	Executive Compensation	Nominating and Governance
Mr. Daley(4)	Mr. Barnholt	Mr. Barnholt
Dr. Sedgewick	Mr. Cannon(4)	Mr. Cannon
Mr. Yocam	Ms. Mills	Mr. Daley
Ms. Mills(4)
Dr. Sedgewick
Mr. Yocam

(2)          Mr. Barnholt was appointed to our Board on September 1, 2005. He was designated a Class I director. He was appointed to our Executive Compensation Committee and Nominating and Governance Committee effective December 3, 2005.

(3)          Mr. Burgess was appointed to our Board on December 3, 2005. He was designated a Class II director.

(4)          Denotes chairperson of Board or respective Committee.

(5)          Ms. Mills served on the Investment Committee until January 2005.

The Audit Committee’s role includes the oversight of our financial, accounting and reporting processes, our system of internal accounting and financial controls and our compliance with related legal and regulatory requirements, the appointment, engagement, termination and oversight of our independent registered public accounting firm, including conducting a review of their independence, reviewing and approving the planned scope of our annual audit, overseeing our independent registered public accounting firm’s audit work, reviewing and pre-approving any audit and non-audit services that may be performed by them, reviewing with management and our independent registered public accounting firm the adequacy of our internal financial and disclosure controls, reviewing our critical accounting policies and the application of accounting principles, monitoring the rotation of partners of our independent registered public accounting firm on our audit engagement team as required by law, establishing procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters, and meeting to review our annual audited financial statements and quarterly financial statements with management and our independent registered public accounting firm. See “Report of the Audit Committee” contained in this proxy statement. Each member of the Audit Committee meets the independence criteria prescribed by applicable law and the rules of the Securities and Exchange Commission (the “SEC”) for audit committee membership and is an “independent director” within the meaning of applicable NASDAQ listing standards. Each Audit Committee member meets the NASDAQ’s financial literacy requirements, and the Board has further determined that Mr. Daley (i) is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC and (ii) also meets the NASDAQ’s professional experience requirements. The Audit Committee acts pursuant to a written charter, which complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and NASDAQ. A copy of the Audit Committee charter can be found on our website at www.adobe.com/aboutadobe/invrelations/corpgovern.html.

The Executive Compensation Committee sets and administers the policies governing the annual compensation of our executive officers, including cash and non-cash compensation and equity compensation programs. See “Report of the Executive Compensation Committee” contained in this proxy statement. The Executive Compensation Committee also reviews and approves equity-based compensation grants to our non-officer employees and consultants, other than stock option grants to our non-officer employees, which are approved by a Management Committee appointed by the Executive Compensation Committee consisting of our Chief Executive Officer and Senior Vice President, Human Resources. The Executive Compensation Committee is also responsible for oversight of our overall compensation plans and benefit programs. The members of the Executive Compensation Committee are all independent directors within the meaning of applicable NASDAQ listing standards. The Executive Compensation Committee acts pursuant to a written charter, a copy of which can be found on our website at www.adobe.com/aboutadobe/invrelations/corpgovern.html.

The Investment Committee evaluates the advisability of Adobe’s investing in outside-managed venture capital funds and direct investments by Adobe, focusing on startup companies in businesses strategically related to our markets and technology. The Investment Committee monitors the performance of our direct investments and performs any tasks required in our role as a limited partner in our venture capital limited partnerships, which invest in early stage companies. Effective fiscal 2006, the Investment Committee was dissolved and its duties and responsibilities were assumed by the Board.

The Nominating and Governance Committee’s primary purpose is to evaluate candidates for membership on our Board and make recommendations to our Board regarding candidates, make recommendations with respect to the composition of our Board and the Committees, make recommendations concerning Board and Committee compensation, review and make recommendations regarding the functioning of our Board as an entity, recommend corporate governance principles applicable to Adobe and assist our Board in its reviews of the performance of our Board and each Committee. The Nominating and Governance Committee also reviews and approves all related-party transactions between Adobe and our executive officers and directors and assists our Board in reviewing and assessing management development and succession planning for executive officers. The members of our Nominating and Governance Committee are all independent directors within the meaning of applicable NASDAQ listing standards. The Nominating and Governance Committee operates pursuant to a written charter, a copy of which can be found on our website at www.adobe.com/aboutadobe/invrelations/corpgovern.html.

In carrying out its function to nominate candidates for election to our Board, the Nominating and Governance Committee consider the mix of skills, experience, character, commitment, and diversity of background, all in the context of the requirements of our Board at that point in time. The Nominating and

Governance Committee believes that each candidate should be an individual who has demonstrated integrity and ethics in such candidate’s personal and professional life, has an understanding of elements relevant to the success of a publicly-traded company and has established a record of professional accomplishment in such candidate’s chosen field. Each candidate should be prepared to participate fully in Board activities, including attendance at, and active participation in, meetings of the Board, and not have other personal or professional commitments that would, in the Nominating and Governance Committee’s judgment, interfere with or limit such candidate’s ability to do so. Each candidate should also be prepared to represent the best interests of all of our stockholders and not just one particular constituency. Additionally, in determining whether to recommend a director for re-election, the Nominating and Governance Committee also considers the director’s past attendance at Board and Committee meetings and participation in and contributions to the activities of our Board. The Nominating and Governance Committee has no stated specific, minimum qualifications that must be met by a candidate for a position on our Board. The Nominating and Governance Committee does, however, believe it appropriate for at least one member of our Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of our Board meet the definition of “independent director” within the meaning of applicable NASDAQ listing standards.

The Nominating and Governance Committee’s methods for identifying candidates for election to our Board include the solicitation of ideas for possible candidates from a number of sources—members of our Board; our executives; individuals personally known to the members of our Board; and other research. The Nominating and Governance Committee may also from time to time retain for a fee one or more third-party search firms to identify suitable candidates. Mr. Barnholt, one of our directors nominated for election this year, was appointed by our Board in September 2005, to fill a newly-created Board vacancy and has not been previously elected by the stockholders. Mr. Barnholt was recommended by a third-party search firm retained by the Nominating and Governance Committee.

Any of our stockholders may nominate one or more persons for election as a director of Adobe at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our bylaws. In addition, the notice must include any other information required pursuant to Regulation 14A under the Securities Exchange Act of 1934. In order for the director nomination to be timely for our Annual Meeting of Stockholders to be held in 2007, a stockholder’s notice to Adobe’s Secretary must be delivered to our principal executive offices not later than October 27, 2006. Our bylaws specify additional requirements if stockholders wish to nominate directors at special meetings of stockholders.

The Nominating and Governance Committee will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria.

Communications with the Board of Directors

Any stockholder who desires to contact our Board or specific members of our Board may do so electronically by sending an email to the following address: directors@adobe.com. Alternatively, a stockholder can contact our Board or specific members of our Board by writing to: Stockholder Communications, Adobe Systems Incorporated, 345 Park Avenue, San Jose, California 95110-2704 USA.

PROPOSAL 2
APPROVAL OF
AMENDMENTS TO THE
AMENDED 1994 PERFORMANCE AND RESTRICTED STOCK PLAN

Our Board approved the adoption of our 1989 Restricted Stock Plan in February 1989, and our stockholders subsequently approved such adoption in March 1989. Our Board, with stockholder approval, has subsequently amended the 1989 Restricted Stock Plan (subsequently renamed the Amended 1994 Performance and Restricted Stock Plan) from time to time to increase the number of shares authorized (the “1994 Plan”).

In September 2005, our Board further amended the 1994 Plan, subject to stockholder approval, to modify the performance factors and performance period in connection with performance awards. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the deductibility of annual compensation for federal income tax purposes to $1 million per “covered employee” within the meaning of Section 162(m) of the Code, unless such compensation qualifies as “performance-based compensation” under Section 162(m) of the Code. The 1994 Plan is being submitted to the stockholders for approval, in its amended form, in order to continue to qualify awards paid to covered employees under the 1994 Plan as “performance-based compensation.”

Vote Required and Board Recommendation

Approval of the amendments to the 1994 Plan requires the affirmative vote of holders of a majority of the shares present or represented by proxy and entitled to vote at the meeting. Abstentions will have the same effect as a negative vote. Broker non-votes will have no effect on the outcome of this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL

Summary of the 1994 Plan Terms

The following summary of the 1994 Plan is qualified in its entirety by the specific language of the 1994 Plan, a copy of which has been filed with the SEC with this proxy statement.

General.   The purpose of the 1994 Plan is to provide an incentive program to attract, retain and reward our employees and to motivate such persons to contribute to the financial success and progress of Adobe. We may provide these incentives through the grant of performance-based restricted stock, restricted stock, performance shares or performance units.

Shares Subject To Plan.   Subject to adjustment as described below, the maximum number of shares of common stock that may be issued under the 1994 Plan is 16,000,000 (reflecting common stock splits on October 26, 1999, October 24, 2000 and May 23, 2005). We are not asking you to approve an additional share increase. As of February 13, 2006, a total of 5,189,183 shares remain available for grant. The closing price of our common stock, as reported on the NASDAQ National Market on February 13, 2006, was $38.19 per share. If an award expires or is cancelled, terminated or paid in cash, or if shares subject to an award are forfeited, the shares subject to such award or such forfeited shares are returned to the 1994 Plan and become available for future awards. In the event of a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in our capital structure, appropriate adjustments will be made to the shares subject to the 1994 Plan and to any outstanding awards denominated in shares of stock.

Administration.   The 1994 Plan is administered by two committees duly appointed by our Board, specifically the Executive Compensation Committee and the Management Committee. The Management Committee, consisting of our Chief Executive Officer and Senior Vice President, Human Resources, is authorized by our Board to grant awards to eligible participants who are not executive officers. With respect to eligible participants who are executive officers, the 1994 Plan will be administered by the Executive Compensation Committee, which consists of at least two directors, each of whom is both a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and an “outside director” for purposes of Section 162(m) of the Code. For purposes of this summary, the term “Committee” will refer to either such duly appointed Committee.

The Committee has the authority to select persons to receive awards from among the eligible employees, determine the types and sizes of awards, and set the terms and conditions of each award consistent with the terms of the 1994 Plan. In addition, the 1994 Plan authorizes the Committee to amend any award, waive any restrictions or conditions on an award, accelerate the vesting of any award, and determine whether an award will be paid in cash or in shares of our common stock. The Committee may establish rules and policies for administration of the 1994 Plan and adopt one or more forms of agreement to evidence awards made under the 1994 Plan. The Committee interprets the 1994 Plan and any agreement used under the 1994 Plan, and all determinations of the Committee will be final and binding on all persons having an interest in the 1994 Plan or any award granted under the 1994 Plan.

Eligibility.   Employees of Adobe or of any present or future parent or subsidiary corporation are eligible to participate in the 1994 Plan. As of February 13, 2006, we had a total of 5,336 employees, including six executive officers, who are eligible to participate in the 1994 Plan.

Performance Awards.   The Committee may grant performance awards which are performance-based restricted stock, performance shares or performance units. A participant awarded performance-based restricted stock receives shares of common stock subject to forfeiture to the extent that the applicable performance goals are not met within a performance period, while a participant awarded performance shares or performance units is credited with bookkeeping units denominated in shares of common stock or dollar amounts, respectively, for which payment will be made following the end of the performance period to the extent that the applicable performance goals are met. A performance period is a period established by the Committee, at the end of which the degree of attainment of the performance goals is measured. The 1994 Plan, prior to its most recent amendment, provided that a performance period was three consecutive fiscal years. Performance awards are evidenced by written agreements, in a form established by the Committee, specifying a predetermined number of shares of common stock or the dollar amount covered, the performance goals established by the Committee, the period in which such goals are to be met and the other terms, conditions and restrictions of the performance award. No monetary payment is required as a condition of receiving a performance award. Performance awards may be settled in cash, shares of our common stock (including shares of restricted stock) or any combination thereof. Subject to appropriate adjustment in the event of any change in our capital structure, we may not grant performance shares to any one participant that could result in the participant receiving more than 1,600,000 shares of common stock (reflecting common stock splits on October 26, 1999, October 24, 2000 and May 23, 2005) with respect to any performance period or performance units to any one participant that could result in the participant receiving more than $10,000,000 with respect to any performance period. A participant may receive only one performance award with respect to any performance period.

No later than the earlier of (i) the date 90 days after the commencement of the applicable performance period or (ii) the date on which 25% of the performance period has elapsed, and, in any event, at a time when the outcome of the performance goals remains substantially uncertain, or such later date as permitted under Section 162(m) of the Code, the Committee will establish one or more performance goals applicable to the performance award in accordance with a formula or a table that provides the basis for computing the value of a performance award. Once established, the performance goals shall not be changed during the performance period. The performance goals will be based on the attainment of specified levels with respect to one or more measures of our business or financial performance and of each parent and subsidiary corporation consolidated with our results for financial reporting purposes, or such division or business unit of ours as may be selected by the Committee. Under the 1994 Plan, prior to its most recent amendment, the Committee, in its discretion, could base performance goals on one or more of the following measures: growth in revenue; operating margin; total return on shares of our common stock relative to the increase in an appropriate index selected by the Committee; earnings per share; return on stockholder equity; return on assets; and cash flow, as indicated by book earnings before interest, taxes, depreciation and amortization. The 1994 Plan, as amended, adds the following measures for performance goals: growth in market price of our common stock; gross margin; operating income; pre-tax profit; earnings before interest, taxes and depreciation; net income; return on net assets; expenses; return on capital; economic value added; and market share. The performance goals applicable to a performance award shall be calculated in accordance with generally accepted accounting principles, but prior to the accrual or payment of any performance award for the same performance period and excluding the effect (whether positive or negative) of any change in accounting standards or any extraordinary, unusual or nonrecurring item, as determined by the Committee, occurring after the establishment of the performance goals applicable to the performance award.

As soon as practicable following the completion of the applicable performance period, the Committee will certify in writing the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant in accordance with the performance award formula. The Committee retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable on the basis of the performance goals attained to a participant who is a covered employee. However, no such reduction may increase the amount paid to any other participant. The Committee may make positive or negative adjustments to performance award payments to participants other than covered employees to reflect the participant’s individual job performance or other factors determined by the Committee. Under the 1994 Plan, prior to its most recent amendment, the Committee only had discretion to make negative adjustments. Unless otherwise provided in the award agreement, performance award payments shall be made in a lump sum. If any payment is to be made on a deferred basis, the Committee may provide for the payment of dividend equivalents or interest during the deferral period. No performance award may be sold or transferred other than by will or the laws of descent and distribution prior to the end of the applicable performance period.

Unless otherwise required by law, payment of the final value, if any, of a performance award held by a participant who has taken in excess of 30 days of leaves of absence during a performance period shall be prorated on the basis of the number of days of the participant’s service during the performance period during which the participant was not on a leave of absence. The effect of a participant’s termination of service on the participant’s performance award shall be as determined by the Committee, in its discretion, and set forth in the award agreement. The 1994 Plan, prior to its most recent amendment, did not specifically address the situations of leave of absence and termination of service.

Restricted Stock.   The Committee may also issue shares of common stock without monetary payment pursuant to a restricted stock award. The award will typically provide for the forfeiture of shares in the event the participant’s employment with Adobe is terminated for any reason prior to the end of one or more vesting periods. Typically, shares of restricted stock become vested and nonforfeitable in annual and/or monthly installments over a number of years. However, the Committee has the discretion to waive vesting requirements in full or in part. No monetary payment is required as a condition of receiving restricted stock. A participant may not transfer shares of restricted stock until they have become vested.

Rights as a Stockholder.   A participant will have no rights as a stockholder with respect to an award of performance shares or performance units under the 1994 Plan until shares of common stock are issued to the participant. Participants issued shares of common stock pursuant to an award of performance-based restricted stock or restricted stock may vote such shares. However, with respect to such shares, the Committee, in its sole discretion, may provide either for the current payment of dividends or the accumulation and payment of dividends to the extent that such shares become nonforfeitable. In the discretion of the Committee, participants awarded performance shares may be paid dividend equivalents, which may be accumulated and paid to the extent that the performance shares become nonforfeitable. Dividend equivalents will not be paid with respect to performance units.

Change of Control.   In the event of a change of control of Adobe, in order to preserve participants’ rights under awards granted under the 1994 Plan: (i) outstanding performance awards, based on the target amount that may be earned under the award agreement, will be paid pro rata to the portion of the performance period elapsed prior to the occurrence of the change of control, and (ii) restricted stock will become nonforfeitable. A change of control will occur in the event of (i) the direct or indirect sale or exchange of all or substantially all of Adobe’s stock in which the stockholders of Adobe do not retain at least a majority of the voting stock of Adobe, (ii) a merger or consolidation in which Adobe is not the surviving corporation or in which the stockholders do not retain at least a majority of the voting stock of Adobe, (iii) the sale, exchange or transfer of all or substantially all of the assets of Adobe (other than to one or more subsidiary corporations of Adobe), or (iv) a liquidation or dissolution of Adobe.

Termination or Amendment.   Unless earlier terminated by the Committee, the 1994 Plan will continue until all of the shares subject to the 1994 Plan have been issued and all restrictions on shares awarded under the 1994 Plan have lapsed. The Committee may terminate or amend the 1994 Plan or any award thereunder at any time. However, no such termination or amendment may adversely affect any outstanding award without the participant’s consent, unless necessary to comply with any law or governmental regulation.

Summary of Federal Income Tax Consequences of the 1994 Plan

The following summary is intended only as a general guide to the U.S. federal income tax consequences under current law of participation in the 1994 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances. Furthermore, the tax consequences are complex and subject to change, and a taxpayer’s particular situation may be such that some variation of the described rules is applicable.

Performance Awards.   A participant generally will recognize no income upon the grant of a performance share or performance unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any unrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of performance-based restricted stock, the participant generally will be taxed in the same manner as described under “Restricted Stock” below. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the “determination date” (as defined below), will be taxed as capital gain or loss. The “determination date” is the date on which the participant acquires the shares unless they are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Restricted Stock.   A participant acquiring restricted stock generally will recognize ordinary income equal to the difference between the fair market value of the shares on the determination date and their purchase price, if any. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Performance awards under the 1994 Plan are made at the discretion of the Committee. As of February 13, 2006, no performance awards have been made to any covered employee under the 1994 Plan. See “Report of the Executive Compensation Committee—Compensation Components” for a description of performance awards granted in fiscal 2006 to covered employees under our 2003 Equity Incentive Plan (the “2003 Plan”).

PROPOSAL 3
APPROVAL OF
THE EXECUTIVE CASH PERFORMANCE BONUS PLAN

In February 2006, our Executive Compensation Committee unanimously approved, subject to stockholder approval, the Executive Cash Performance Bonus Plan (the “Executive Bonus Plan”) and the Board directed that the Executive Bonus Plan be submitted to our stockholders at this meeting. Stockholder approval of the Executive Bonus Plan will allow bonuses paid under it to covered employees to qualify as deductible “performance-based compensation” within the meaning of Section 162(m) of the Code.

Vote Required and Board Recommendation

Approval of the Executive Bonus Plan requires the affirmative vote of holders of a majority of the shares present or represented by proxy and entitled to vote at the meeting. Abstentions will have the same effect as a negative vote. Broker non-votes will have no effect on the outcome of this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL

Summary of the Executive Bonus Plan

The following paragraphs provide a summary of the principal features of the Executive Bonus Plan. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Executive Bonus Plan, a copy of which has been filed with the SEC with this proxy statement.

General.   The purpose of the Executive Bonus Plan is to motivate eligible employees to achieve goals relating to the performance of Adobe or one of our business units or other objectively determinable goals, and to reward them when those objectives are satisfied, thereby increasing stockholder value and the success of Adobe. If certain requirements are satisfied, bonuses awarded under the Executive Bonus Plan to covered employees will qualify as deductible “performance-based compensation” within the meaning of Section 162(m) of the Code.

Eligibility.   Participants in the Executive Bonus Plan are members of senior management of Adobe who are chosen solely at the discretion of the Executive Compensation Committee. As of February 13, 2006, no participants had been chosen to participate in the Executive Bonus Plan. If the Executive Bonus Plan is approved by stockholders, the first participants in the Executive Bonus Plan will be chosen for participation for fiscal 2007. No person is automatically entitled to participate in the Executive Bonus Plan in any Executive Bonus Plan year. Adobe may also pay discretionary bonuses, or other types of compensation, outside of the Executive Bonus Plan. See “Report of the Executive Compensation Committee—Compensation Components” for a description of our corporate profit sharing plan and cash incentive bonus under our Adobe Executive Annual Incentive Plan for fiscal 2005 and 2006.

Administration.   The Executive Bonus Plan will be administered by the Executive Compensation Committee, which consists of at least two directors, each of whom is both a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 and an “outside director” for purposes of Section 162(m) of the Code. The Executive Compensation Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions. The Executive Compensation Committee has the authority to select persons to receive awards from among the eligible employees and set the terms and conditions of each award consistent with the terms of the Executive Bonus Plan. The Executive Compensation Committee may establish rules and policies for administration of the Executive Bonus Plan and adopt one or more forms of agreement to evidence awards made under the Executive Bonus Plan. The Executive Compensation Committee interprets the Executive Bonus Plan and any agreement used under the Executive Bonus Plan, and all determinations of the Executive Compensation Committee that are not inconsistent with the Executive Bonus Plan will be final and binding on all persons.

Determination of Awards.   Under the Executive Bonus Plan, participants will be eligible to receive cash awards based upon the attainment and certification of certain performance goals established by the Executive Compensation Committee over the applicable performance period. The performance goals that may be selected by the Executive Compensation Committee include one or more of the following:  growth in revenue; growth in the market price of stock; operating margin; gross margin; operating income; pre-tax profit; earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; net income; total return on shares of stock relative to the increase in an appropriate index as may be selected by the Executive Compensation Committee; earnings per share; return on stockholder equity; return on net assets; expenses; return on capital; economic value added; market share; operating cash flow; cash flow, as indicated by book earnings before interest, taxes, depreciation and amortization; cash flow per share; customer satisfaction; implementation or completion of projects or processes; improvement in or attainment of working capital levels; stockholders’ equity; and other measures of performance selected by the Executive Compensation Committee.

The performance goals may be based on absolute target numbers or growth in one or more such categories compared to a prior period, and may differ for each participant. The performance goals may also, as the Executive Compensation Committee specifies, either include or exclude the effect of payment of the bonuses under the Executive Bonus Plan or any other bonus plans of Adobe. Performance goals may apply to Adobe or to one of our business units. Any performance goals that are not specifically described above must relate to a goal that is objectively determinable within the meaning of Section 162(m) of the Code.

Our Executive Compensation Committee may provide that attainment of a performance goal shall be measured by adjusting the evaluation of performance as follows: to exclude restructuring and/or other nonrecurring charges; to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; to exclude the effects of any statutory adjustments to corporate tax rates; to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles; to exclude any other unusual, non-recurring gain or loss or other extraordinary item; to respond to, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; to respond to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; to exclude the dilutive effects of acquisitions or joint ventures; to assume that any business divested by Adobe achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; to exclude the effect of any change in the outstanding shares of common stock of Adobe by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; to reflect a corporate transaction, such as a merger, consolidation, separation (including a spinoff or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code); and to reflect any partial or complete corporate liquidation.

Our Executive Compensation Committee retains the discretion to reduce or eliminate any award that would otherwise be payable pursuant to the Executive Bonus Plan.

Payment of Awards.   All awards will be paid in cash as soon as is practicable following their determination, but in no event later than 2 ½ months after the end of the applicable performance period, unless the Executive Compensation Committee chooses to defer the payment of awards, as it determines, in its discretion, is necessary or desirable to preserve the deductibility of such awards under Section 162(m) of the Code. In addition, the Executive Compensation Committee, in its sole discretion, may permit a participant to defer receipt of the payment of cash that would otherwise be delivered to a participant under the Executive Bonus Plan.

Maximum Award.   The amounts that will be paid pursuant to the Executive Bonus Plan are not currently determinable. The maximum bonus payment that any participant may receive under the Executive Bonus Plan for  any performance period is $5,000,000 multiplied by the number of our complete fiscal years contained within the performance period.

Term of Executive Bonus Plan.   The Executive Bonus Plan shall first apply to fiscal 2007. The Executive Bonus Plan shall terminate with respect to fiscal 2007 and all subsequent years unless it is approved at this meeting. Once approved by our stockholders, the Executive Bonus Plan shall continue until the earlier of (i) the date as of which the Executive Compensation Committee terminates the Executive Bonus Plan and (ii) the last day of the Executive Bonus Plan fiscal year ending in 2010 unless the Executive Bonus Plan again shall be approved by our stockholders prior to such day.

Amendment and Termination.   The Executive Compensation Committee may amend, modify, suspend or terminate the Executive Bonus Plan, in whole or in part, at any time and in any respect, including the adoption of amendments deemed necessary or desirable to correct any defect or supply omitted data or to reconcile any inconsistency in the Executive Bonus Plan or in any award granted thereunder. Any such amendment, modification, suspension or termination may be made without the consent of any affected participant. However, in no event may any such amendment, modification, suspension or termination result in an increase in the amount of compensation payable pursuant to any award under the Executive Bonus Plan or cause compensation that is, or may become, payable under the Executive Bonus Plan to fail to qualify as deductible “performance-based compensation” within the meaning of Section 162(m) of the Code.

Federal Income Tax Consequences.   Under present federal income tax law, participants will recognize ordinary income equal to the amount of the award received in the year of receipt. That income will be subject to applicable income and employment tax withholding by Adobe. If and to the extent that the Executive Bonus Plan payments satisfy the requirements of Section 162(m) of the Code and otherwise satisfy the requirements for deductibility under federal income tax law, we will receive a deduction for the amount constituting ordinary income to the participant.

Awards to be Granted to Certain Individuals and Groups

Awards under the Executive Bonus Plan are determined based on actual future performance, so it is not possible to determine the awards that would have been made had the Executive Bonus Plan been in effect in fiscal 2005. For fiscal 2006, no participants will be chosen to participate in the Executive Bonus Plan, as the Executive Bonus Plan shall first apply to fiscal 2007. We have paid and will pay for fiscal 2006, if target goals are met, discretionary bonuses, or other types of compensation, outside of the Executive

Bonus Plan. See “Report of the Executive Compensation Committee—Compensation Components” for a description of our corporate profit sharing plan and cash incentive bonus under our Adobe Executive Annual Incentive Plan for fiscal 2005 and 2006.

PROPOSAL 4
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP as our independent registered public accounting firm for fiscal 2006, and urges you to vote for ratification of KPMG’s appointment. KPMG has audited our financial statements since fiscal 1983. Although we are not required to seek your approval of this appointment, we believe it is good corporate practice to do so. No determination has been made as to what action our Audit Committee and our Board would take if you fail to ratify the appointment. Even if the appointment is ratified, the Audit Committee retains discretion to appoint a new independent audit firm if the Audit Committee concludes such a change would be in the best interests of Adobe and our stockholders. We expect representatives of KPMG to be present at the meeting and available to respond to appropriate questions by stockholders. Additionally, the representatives of KPMG will have the opportunity to make a statement if they so desire.

Vote Required and Board Recommendation

Stockholder ratification of KPMG as our independent registered public accounting firm requires the affirmative vote of holders of a majority of the shares present or represented by proxy and entitled to vote at the meeting. Abstentions will have the same effect as a negative vote. Broker non-votes will have no effect on the outcome of this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL

Audit Fees

During fiscal 2005 and 2004, we retained KPMG to provide services in the following categories and amounts:

Fee Category	2005	2004
Audit fees	$2,280,900	$2,454,400	(1)
Audit-related fees	100,000	0
Tax fees	346,300	390,500
All other fees	67,500	120,500
Total all fees	$2,794,700	$2,965,400

(1)          The audit fees reported for fiscal 2004 have been updated.  Our proxy statement for our 2005 Annual Meeting of Stockholders contained an estimate of audit fees of $2,054,400 as final audit fees were not available at time of filing.

Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. The audit-related fees in fiscal 2005 were related to KPMG’s review of our registration statement on Form S-4 in connection with our acquisition of Macromedia. No audit-related fees were incurred in fiscal 2004.

Tax fees consist of fees for professional services for tax compliance, tax advice and tax planning. This category includes fees related to the preparation and review of federal, state and international tax returns and assistance with tax audits.

All other fees for fiscal 2005 were for information testing services. All other fees for fiscal 2004 consisted primarily of information testing services and international executive tax return preparation services.

The Audit Committee has determined that the rendering of these non-audit services by KPMG is compatible with maintaining the independence of KPMG.

Policy on Pre-Approval by Audit Committee of Services Performed by Independent Registered Public Accountants

The policy of our Audit Committee is to pre-approve all audit and permissible non-audit services to be performed by KPMG during the fiscal year. Our Audit Committee pre-approves services by authorizing specific projects within the categories outlined above, subject to the budget for each category. Our Audit Committee’s charter delegates to its Chairperson the authority to address any requests for pre-approval of services between Audit Committee meetings, and the Chairperson must report any pre-approval decisions to our Audit Committee at its next scheduled meeting.

All services related to audit fees, audit-related fees, tax fees and all other fees provided by KPMG during fiscal 2004 and 2005 were pre-approved by the Audit Committee in accordance with the pre-approval policy described above.

For more information on KPMG, please see the “Report of the Audit Committee” below.

REPORT OF THE AUDIT COMMITTEE*

The Audit Committee’s role includes the oversight of our financial, accounting and reporting processes, our system of internal accounting and financial controls and our compliance with related legal and regulatory requirements, the appointment, engagement, termination and oversight of our independent registered public accounting firm, including conducting a review of their independence, reviewing and approving the planned scope of our annual audit, overseeing our independent registered public accounting firm’s audit work, reviewing and pre-approving any audit and non-audit services that may be performed by them, reviewing with management and our independent registered public accounting firm the adequacy of our internal financial and disclosure controls, reviewing our critical accounting policies and the application of accounting principles, monitoring the rotation of partners of our independent registered public accounting firm on our audit engagement team as required by law, establishing procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters, and meeting to review our annual audited financial statements and quarterly financial statements with management and our independent registered public accounting firm. The Audit Committee held 12 meetings during fiscal 2005.

Each member of the Audit Committee meets the independence criteria prescribed by applicable law and the rules of the SEC for audit committee membership and is an “independent director” within the meaning of applicable NASDAQ listing standards.  Each Audit Committee member meets the NASDAQ’s financial literacy requirements, and the Board has further determined that Mr. Daley (i) is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC and (ii) also meets the NASDAQ’s professional experience requirements. The Audit Committee acts pursuant to a written charter, a copy of which can be found on our website at www.adobe.com/aboutadobe/invrelations/corpgovern.html.

We have reviewed and discussed with KPMG matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communications with Audit Committees). We have received from KPMG a formal written statement describing the relationships between KPMG and Adobe that might bear on KPMG’s independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). We have discussed with KPMG matters relating to its independence, including a review of both audit and non-audit fees, and considered the compatibility of non-audit services with KPMG’s independence.

We have reviewed and discussed with management and KPMG our audited financial statements. We discussed with KPMG and Adobe’s internal auditors the overall scope and plans of their audits. We met with KPMG, with and without management present, to discuss results of their examinations, their evaluation of Adobe’s internal controls, and the overall quality of Adobe’s financial reporting.

Based on the reviews and discussions referred to above and our review of Adobe’s audited financial statements for fiscal 2005, we recommended to our Board that our audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 2, 2005, for filing with the SEC.

Respectfully submitted,

AUDIT COMMITTEE

James E. Daley
Robert Sedgewick
Delbert W. Yocam

*                    The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Adobe under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

ANNUAL REPORT

Accompanying this proxy statement is our Annual Report on Form 10-K for fiscal 2005. The Annual Report contains audited financial statements covering our fiscal years ended December 2, 2005, December 3, 2004 and November 28, 2003.

CORPORATE GOVERNANCE

We believe in sound corporate governance practices and have adopted formal Corporate Governance Guidelines to enhance our effectiveness. Our Board adopted such Corporate Governance Guidelines in order to ensure that our Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices our Board will follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. You can access our corporate governance materials, including our Corporate Governance Guidelines, on our website at www.adobe.com/aboutadobe/invrelations/corpgovern.html.

Code of Ethics

We adopted a Code of Ethics applicable to our Chief Executive Officer, Chief Financial Officer, Corporate Controller, Treasurer and certain other finance executives, which is a “code of ethics” as defined by applicable rules of the SEC. This Code of Ethics is publicly available on our website at www.adobe.com/aboutadobe/invrelations/corpgovern.html. If we make any amendments to this Code of Ethics other than technical, administrative, or other non-substantive amendments, or grant any waivers, including implicit waivers, from a provision of this Code of Ethics to our Chief Executive Officer, Chief Financial Officer, Corporate Controller, Treasurer or certain other finance executives, we will disclose the nature of the amendment or waiver, its effective date and to whom it applies on our website at www.adobe.com/aboutadobe/invrelations/corpgovern.html or in a report on Form 8-K filed with the SEC. There were no waivers of the Code of Ethics during fiscal 2005.

Code of Business Conduct

We have also adopted a Code of Business Conduct applicable to all officers, directors and employees as required by applicable NASDAQ listing standards. This Code of Business Conduct includes an enforcement mechanism, and any waivers for directors or officers must be approved by our Board and disclosed in a Form 8-K within five days. This Code of Business Conduct is publicly available on our website at www.adobe.com/aboutadobe/invrelations/corpgovern.html. There were no waivers of the Code of Business Conduct for directors or officers during fiscal 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows how much of our common stock is beneficially owned as of February 15, 2006 by each entity or person who is known to beneficially own 5% or more of our common stock, each director, each Named Executive Officer identified in the “Summary Compensation Table” and all current directors and executive officers as a group.(1)

Beneficial Owner	Number of Shares		Percent of Totals
Barclays Global Investors, N.A	31,363,035	(2)	5.22%
45 Fremont Street
San Francisco, CA 94105
PRIMECAP Management Company	44,595,898	(3)	7.42
225 South Lake Avenue, No. 400
Pasadena, CA 91101
Bruce R. Chizen	3,930,007	(4)	*
Shantanu Narayen	1,058,329	(5)	*
Murray J. Demo	391,525	(6)	*
John D. Brennan	62,054	(7)	*
Bryan S. Lamkin	50,587	(8)	*
Jimmie E. Stephens, Jr.	1,952	(9)	*
Edward W. Barnholt	12,500	(10)	*
Robert K. Burgess	683,392	(11)	*
Michael R. Cannon	112,500	(12)	*
James E. Daley	125,500	(13)	*
Charles M. Geschke	917,564	(14)	*
Carol Mills	122,500	(15)	*
Colleen M. Pouliot	136,961	(16)	*
Robert Sedgewick	246,700	(17)	*
John E. Warnock	2,017,676	(18)	*
Delbert W. Yocam	167,500	(19)	*
All current directors and executive officers as a group (16 persons)	10,427,595	(20)	1.71

*                    Less than 1%.

(1)          This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 601,307,315 shares outstanding on February 13, 2006, adjusted as required by rules promulgated by the SEC.

(2)          Of the 31,363,035 shares attributed to Barclays Global Investors, N.A. (“Barclays Global”), it has sole voting power over 19,999,384 of the shares and sole dispositive power over 23,732,458 of the shares. Additionally, of the 31,363,035 shares attributed to Barclays Global:  3,068,004 shares are held by

Barclays Global Fund Advisors, which has sole voting power over 3,023,626 of the shares and sole dispositive power over 3,068,004 of the shares; 3,889,572 of the shares are held by Barclays Global Investors, Ltd., which has sole voting power over 3,572,477 of the shares and sole dispositive power over 3,889,572 of the shares; 524,706 shares are held by Barclays Global Investors Japan Trust and Banking Company Limited, which has sole voting and dispositive power over all of such shares; 100,165 shares are held by Barclays Bank PLC, which has sole voting and dispositive power over all of such shares; 48,125 shares are held by Barclays Capital Securities Limited, which has sole voting and dispositive power over all such shares; and 5 shares are held by Palomino Limited, which has sole voting and dispositive power over all of such shares. This information was provided pursuant to Schedules 13G filed with the SEC on January 10, 2006 and January 26, 2006.

(3)          PRIMECAP Management Company has sole dispositive power as to all shares and sole voting power as to 5,679,288 shares. This information was provided pursuant to a Schedule 13G/A filed with the SEC on February 14, 2006. PRIMECAP Management Company’s holdings include 34,146,000 shares held by Vanguard Chester Funds-Vanguard PRIMECAP Fund that was reported on a Schedule 13G/A filed with the SEC on February 13, 2006. This information was confirmed by a representative of PRIMECAP Management Company on February 15, 2006.

(4)          Consists of 198,526 shares held by the Chizen Trust, of which Mr. Chizen is a trustee, and 3,731,481 shares issuable upon exercise of outstanding options held by Mr. Chizen exercisable within 60 days of the date of this table.

(5)          Consists of 102,729 shares held by the Narayen Family Trust, of which Mr. Narayen is a trustee, and 955,600 shares issuable upon exercise of outstanding options held by Mr. Narayen exercisable within 60 days of the date of this table.

(6)          Includes 340,327 shares issuable upon exercise of outstanding options held by Mr. Demo exercisable within 60 days of the date of this table. On December 13, 2005, Mr. Demo announced his intention to resign as Chief Financial Officer of Adobe, but he will remain as the Chief Financial Officer through March 31, 2006, or longer if his successor has not been hired by then, in order to assist with the transition. For purposes of this table, we have assumed that Mr. Demo’s resignation will occur March 31, 2006, and therefore, no vesting will occur thereafter.

(7)          Includes 50,000 shares issuable upon exercise of outstanding options held by Mr. Brennan exercisable within 60 days of the date of this table and 3,334 shares of restricted stock.

(8)          On October 5, 2005, Mr. Lamkin announced his intention to resign as Senior Vice President of the Creative Solutions Business Unit, but will remain with Adobe through February 20, 2006. For purposes of this table, we have assumed that Mr. Lamkin’s resignation will occur February 20, 2006, and therefore, no vesting will occur thereafter.

(9)          Effective March 31, 2005, Mr. Stephens resigned his position as Senior Vice President, Worldwide Sales and Field Operations but remained an employee of Adobe until November 30, 2005. He does not hold any outstanding options.

(10)   Includes 12,500 shares issuable upon the exercise of outstanding options held by Mr. Barnholt exercisable within 60 days of the date of this table.

(11)   Consists of 184,203 shares held by the Burgess Family Trust, of which Mr. Burgess is a trustee, 1,622 shares, for which Mr. Burgess has shared voting and dispositive power, held in trust for the benefit of the children of Mr. Burgess, and 497,567 shares issuable upon the exercise of outstanding options held by Mr. Burgess exercisable within 60 days of the date of this table.

(12)   Includes 112,500 shares issuable upon the exercise of outstanding options held by Mr. Cannon exercisable within 60 days of the date of this table.

(13)   Includes 117,500 shares issuable upon the exercise of outstanding options held by Mr. Daley exercisable within 60 days of the date of this table.

(14)   Consists of 560,064 shares held by the Geschke Family Trust, of which Dr. Geschke is a trustee, and 357,500 shares issuable upon the exercise of outstanding options held by Dr. Geschke exercisable within 60 days of the date of this table.

(15)   Includes 117,500 shares issuable upon the exercise of outstanding options held by Ms. Mills exercisable within 60 days of the date of this table.

(16)   Consists of 20,000 shares held by the Pouliot Family Trust, of which Ms. Pouliot is a trustee, and 116,961 shares issuable upon the exercise of outstanding options held by Ms. Pouliot exercisable within 60 days of the date of this table.

(17)   Includes 1,200 shares held by Dr. Sedgewick’s minor child, as to all of which Dr. Sedgewick disclaims beneficial ownership, and 197,500 shares issuable upon exercise of outstanding options held by Dr. Sedgewick exercisable within 60 days of the date of this table.

(18)   Includes 22,400 shares held by trust for the benefit of Dr. Warnock’s child, over which he shares voting and investment power with his spouse and Dr. Geschke, and 265,000 shares issuable upon the exercise of outstanding options held by Dr. Warnock exercisable within 60 days of the date of this table.

(19)   Includes 157,500 shares issuable upon the exercise of outstanding options held by Mr. Yocam exercisable within 60 days of the date of this table.

(20)   Includes 7,283,993 shares issuable upon exercise of outstanding options held by directors and current executive officers exercisable within 60 days of the date of this table and 103,500 shares of restricted stock held by a current executive officer. See also Notes 4 through 6 and 10 through 19.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table provides information about the compensation for our last three fiscal years (2005, 2004, and 2003) of our Chief Executive Officer, plus our four other most highly compensated executive officers as of the end of fiscal 2005 and one additional individual who would have been among the four highest paid executive officers had he been serving in that capacity at the end of fiscal 2005. This group is referred to in this proxy statement as the Named Executive Officers.

SUMMARY COMPENSATION TABLE

	Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus(1)	Securities Underlying Options	Restricted Stock		All Other Compensation(2)
Bruce R. Chizen	2005	$925,000	$1,063,936	425,000	$0		$8,890
Chief Executive Officer	2004	912,500	1,304,687	900,000	0		7,850
	2003	900,000	941,850	0	0		7,924
Shantanu Narayen	2005	545,894	537,488	600,000	0		6,540
President and Chief	2004	507,493	533,185	300,000	0		7,489
Operating Officer	2003	492,493	377,946	0	0		8,808
Murray J. Demo(3)	2005	460,000	400,307	150,000	0		6,540
Executive Vice President	2004	448,993	471,161	250,000	0		6,435
and Chief Financial Officer	2003	436,493	334,975	0	0		6,285
John D. Brennan(4)	2005	355,000	261,715	90,000	0		240
Senior Vice President,	2004	136,634	118,784	600,000	109,800	(5)	200,285
Corporate Development	2003	N/A	N/A	N/A	N/A		N/A
Bryan S. Lamkin(6)	2005	362,500	260,655	110,000	0		10,565
Senior Vice President of	2004	350,008	340,939	200,000	0		6,435
the Creative Solutions	2003	340,008	172,448	0	0		6,300
Business Unit
Jimmie E. Stephens, Jr.(7)	2005	420,000	304,290	0	0		722,300
Former Senior Vice President,	2004	408,005	469,608	200,000	0		6,384
Worldwide Sales and Field	2003	390,505	288,758	0	0		6,274
Operations

(1)           The amounts shown in this column include payments under our profit sharing plan, in which all regular employees of Adobe participated, as follows:

Profit Sharing Plan Payments*

Name	2005	2004	2003
Bruce R. Chizen	$104,063	$125,312	$88,875
Shantanu Narayen	61,875	69,685	48,644
Murray J. Demo	51,813	61,661	43,113
John D. Brennan	40,000	8,750	N/A
Bryan S. Lamkin	40,875	48,064	33,581
Jimmie E. Stephens, Jr.	47,250	55,950	38,569

*                     See “Report of the Executive Compensation Committee—Compensation Components” for a description of the profit sharing plan.

(2)            The amounts disclosed in this column for fiscal 2005, 2004 and 2003 include life insurance premiums, our contributions under our 401(k) Retirement Savings Plan, physical exams, severance payments, sign-on bonus and patent award as follows:

All Other Compensation

Name	Year	Life Insurance Premiums	Company 401(k) Contributions	Physical Exam	Severance Payment	Sign-On Bonus	Cash-Based Patent Award	Total All Other Compensation
Bruce R. Chizen	2005	$690	$6,300	$1,900	$0	$0	$0	$8,890
	2004	0	6,150	1,700	0	0	0	7,850
	2003	274	6,000	1,650	0	0	0	7,924
Shantanu Narayen	2005	240	6,300	0	0	0	0	6,540
	2004	240	6,150	1,099	0	0	0	7,489
	2003	285	6,000	2,523	0	0	0	8,808
Murray J. Demo	2005	240	6,300	0	0	0	0	6,540
	2004	285	6,150	0	0	0	0	6,435
	2003	285	6,000	0	0	0	0	6,285
John D. Brennan	2005	240	0	0	0	0	0	240
	2004	285	0	0	0	200,000	0	200,285
	2003	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Bryan S. Lamkin	2005	390	6,300	1,875	0	0	2,000	10,565
	2004	285	6,150	0	0	0	0	6,435
	2003	300	6,000	0	0	0	0	6,300
Jimmie E. Stephens, Jr.	2005	390	6,300	1,610	714,000	0	0	722,300
	2004	234	6,150	0	0	0	0	6,384
	2003	274	6,000	0	0	0	0	6,274

(3)             On December 13, 2005, Mr. Demo announced his intention to resign as Chief Financial Officer of Adobe, but he will remain as the Chief Financial Officer through March 31, 2006, or longer if his successor has not been hired by then, in order to assist with the transition.

(4)             Mr. Brennan became an executive officer and employee of Adobe in July 2004.

(5)             This amount represents the grant-date value ($21.96 per share) of 5,000 shares of restricted stock that was granted to Mr. Brennan on July 12, 2004. The restricted stock vests at a rate of 33 1/3% on each anniversary of the grant date. As of December 2, 2005, 3,334 of these shares remain restricted and have a market value of $116,590 based on the closing price of our common stock as of such date, which was $34.97 as reported on the NASDAQ National Market.

(6)             On October 5, 2005, Mr. Lamkin announced his intention to resign as Senior Vice President of the Creative Solutions Business Unit, but will remain with Adobe through February 20, 2006.

(7)             Effective March 31, 2005, Mr. Stephens resigned his position as Senior Vice President, Worldwide Sales and Field Operations but remained an employee of Adobe until November 30, 2005.

Stock Options

The following table sets forth information regarding stock options granted in fiscal 2005 to our Named Executive Officers, each under our 2003 Plan. All options were granted with an exercise price equal to the closing price of our common stock on the date of grant as reported on the NASDAQ National Market. Potential realizable values are net of exercise price, but before taxes associated with exercise. These amounts represent hypothetical gains that could be achieved for the options if exercised at the end of the option term of seven years. The assumed 5% and 10% rates of stock price appreciation are provided for purposes of illustration only and do not represent our estimate or projection of the future price of our common stock.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants(1)
		% of Total
	Number of	Options			Potential Realizable Value at
	Securities	Granted to			Assumed Annual Rates of
	Underlying	Employees and			Stock Price Appreciation for
	Options	Directors in	Exercise	Expiration	Option Term(3)
Name	Granted	Fiscal Year(2)	Price ($/Sh)	Date	5%		10%
Bruce R. Chizen	425,000	3.73%	$32.42	05/24/2012	$5,609,233		$13,071,899
Shantanu Narayen	400,000	3.51	29.12	01/14/2012	4,741,092		11,048,759
	200,000	1.75	32.42	05/24/2012	2,639,639		6,151,482
Murray J. Demo	150,000	1.32	32.42	05/24/2012	0	(4)	0	(4)
John D. Brennan	90,000	.79	32.42	05/24/2012	1,187,838		2,768,167
Bryan S. Lamkin	110,000	.96	32.42	05/24/2012	0	(5)	0	(5)
Jimmie E. Stephens, Jr.	0	0	N/A	N/A	0	(6)	0	(6)

(1)          The price of each option share, paid at the time of exercise, is the fair market value of a share of our common stock on the date of grant, which is equal to the closing price per share of our common stock as reported on the NASDAQ National Market. The options shown above vest over a three-year period at a rate of 25% at the end of the first 12 months from the date of grant, 2.08% per month for the following 12 months, and 4.17% per month for the remaining 12 months. Under the terms of the applicable option agreements, as modified by the retention and severance agreement terms described in “Severance and Change-in-Control Arrangements” below, if the optionee terminates employment with Adobe, the exercisability period of the option will change as follows:

(a)          if the termination is due to the optionee’s normal retirement, death or disability, the exercise period is 12 months from such date, and vesting will accelerate for an additional 12 months; provided, however, that in no event shall the vested percentage exceed 100%; or

(b)         if the termination is due to the optionee’s early retirement pursuant to an early retirement program, the exercise period is three months from the date of early retirement or such greater period as established pursuant to the early retirement program; or

(c)          if there is a change in control of Adobe in which we are not the surviving corporation, and, with the exception of Mr. Chizen, termination occurs within 24 months thereafter due to (i) constructive termination or (ii) any reason other than termination for cause, the exercise period is 12 months from the date on which the optionee’s employment terminated, and vesting will accelerate such that all option shares will vest in full. Pursuant to the terms of his retention agreement, Mr. Chizen is entitled to accelerated vesting of all his option shares such that they vest in full upon a change in control of Adobe in which we are not the surviving corporation; or

(d)         if the termination is for cause, the option shall terminate and cease to be exercisable on the date of termination; or

(e)          if the termination is for any reason other than stated above, the exercise period is three months from the date of such termination.

The exercise price may be paid in cash, by check, or in cash equivalent; by means of a broker-assisted cashless exercise; to the extent legally permitted, by tender of shares of common stock owned by the optionee having a fair market value not less than the exercise price; by such other lawful consideration as approved by the Executive Compensation Committee; or by any combination of these. Nevertheless, the Executive Compensation Committee may restrict the forms of payment permitted in connection with any option grant. No option may be exercised unless the optionee has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option, including, if permitted or required by us, through the optionee’s surrender of a portion of the option shares to Adobe.

(2)          Based on 11,406,499 shares subject to options granted to employees and directors under our option plans during fiscal 2005.

(3)          The potential gain is calculated from the grant price, which is the closing price of our common stock on the date of grant to the Named Executive Officer. For each grant, the potential realizable value represents certain assumed rates of appreciation only, as set by the SEC. Actual gains, if any, on stock option exercises and common stock holdings are dependent upon our future performance and overall stock market condition. There can be no assurance that the amounts reflected in this table will be achieved.

(4)          On December 13, 2005, Mr. Demo announced his intention to resign as Chief Financial Officer of Adobe. He  will remain as the Chief Financial Officer through March 31, 2006, or longer if his successor has not been hired by then, in order to assist with the transition. For purposes of this table, we have assumed that Mr. Demo’s resignation will occur March 31, 2006; therefore, none of his options granted in fiscal 2005 will vest.

(5)          On October 5, 2005, Mr. Lamkin announced his intention to resign as Senior Vice President of the Creative Solutions Business Unit, but will remain with Adobe through February 20, 2006. For purposes of this table, we have assumed that Mr. Lamkin’s resignation will occur February 20, 2006; therefore, none of his options granted in fiscal 2005 will vest.

(6)          Effective March 31, 2005, Mr. Stephens resigned his position as Senior Vice President, Worldwide Sales and Field Operations. Mr. Stephens was not granted any options in fiscal 2005.

Stock Option Exercises and Holdings

The following table shows stock options exercised by the Named Executive Officers in fiscal 2005, including the total value of gains on the date of exercise based on actual sale prices or on the closing price that day if the shares were not sold that day, in each case less the exercise price of the stock options. In addition, the number of shares covered by both exercisable and unexercisable stock options, as of December 2, 2005, is shown. Also reported are the values for “In-the-Money” options. The dollar amounts shown in the “In-the-Money” column represent the positive spread between the exercise price of any such existing stock options and the closing price of our common stock as of December 2, 2005, which was $34.97, as reported on the NASDAQ National Market.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FY-END OPTION VALUES

			Number of Securities		Value of Unexercised In-
	Shares		Underlying Unexercised		the-Money Options at
	Acquired on	Value	Options at December 2, 2005		December 2, 2005
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Bruce R. Chizen	600,000	$10,556,389	4,156,482	987,500	$46,586,130	$8,505,938
Shantanu Narayen	750,000	13,105,438	1,455,600	787,500	12,397,102	5,326,063
Murray J. Demo	751,269	12,270,307	1,159,907	306,250	5,109,121	2,444,219
John D. Brennan	200,000	1,342,025	0	490,000	0	5,429,500
Bryan S. Lamkin	1,084,149	11,412,668	254,541	235,000	766,529	1,929,875
Jimmie E. Stephens, Jr.	1,030,604	7,882,832	0	0	0	0

Equity Compensation Plan Information

The following table gives information about our common stock that may be issued under our existing equity compensation plans as of December 2, 2005, including our 1996 Outside Directors Stock Option Plan (the “1996 Plan”), 1997 Employee Stock Purchase Plan, 2003 Plan and 1994 Plan:

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by stockholders	65,251,284	$21.76	52,533,618	(1)
Equity compensation plans not approved by stockholders(2)	—	—	—

(1)          Includes 5.5 million shares and 22.8 million shares, respectively, which are reserved for issuance under the 1994 Plan and the 1997 Employee Stock Purchase Plan as of December 2, 2005.

(2)          On December 3, 2005, in connection with our acquisition of Macromedia, we assumed the outstanding stock awards and the shares remaining available for future issuance under various equity incentive plans maintained by Macromedia.

In connection with this, effective December 3, 2005, our Board adopted the Adobe Systems Incorporated 2005 Equity Incentive Assumption Plan (the “Assumption Plan”). The Assumption Plan permits the grant of nonstatutory stock options, stock appreciation rights, stock purchase rights, stock bonuses, performance shares, and performance units. The Assumption Plan has not been approved by our stockholders. The terms and conditions of such stock awards under the Assumption Plan are substantially similar to those under the 2003 Plan, which was last approved by our stockholders on April 28, 2005. In accordance with applicable NASDAQ listing requirements, we  may grant new stock awards under the Assumption Plan to our employees who were not employed by or providing services to us or any of our affiliates (other than Macromedia and its affiliates and subsidiaries) prior to December 3, 2005.

Under the Assumption Plan, an aggregate of 8,838,874 shares of our common stock is reserved for issuance. Such share reserve consists solely of the unused and converted share reserves and potential reversions to the share reserves as of December 3, 2005, with respect to the Macromedia plans. The share reserve is divided into Reserve A and Reserve B.  Reserve A consists of 190,678 shares of our common stock which includes the unused share reserve of and potential reversions to the Andromedia, Inc. 1999 Stock Plan. Reserve B consists of 8,648,196 shares of our common stock which includes the unused share reserve of and potential reversions to the (i) Macromedia, Inc. 2002 Equity Incentive Plan, (ii) Allaire Corp. 1997 Stock Incentive Plan, (iii) Allaire Corporation 1998 Stock Incentive Plan, and (iv) Allaire Corporation 2000 Stock Incentive Plan. In the event of the forfeiture or expiration of any stock awards granted under the Macromedia plans, the shares of our common stock associated with such forfeited or expired stock awards will become available for award pursuant to the terms of Reserve A or Reserve B, as applicable. No stock awards may be made from Reserve A after August 1, 2009, and no stock awards may be made from Reserve B after November 10, 2014. The Assumption Plan limits the number of shares that may be issued in the form of stock purchase rights, stock bonuses, performance shares, or performance units to 100,000 shares of our common stock. Our Board may terminate or amend the Assumption Plan at any time subject to applicable rules.

In the event of a sale of substantially all of our voting stock, a merger involving us, the sale of substantially all of our assets, or a liquidation or dissolution of us, stock awards may be assumed or substituted by a successor entity. In the event that a successor entity elects not to assume or substitute for such stock awards, the stock awards will become fully vested.

Severance and Change-in-Control Arrangements

Adobe has entered into individual retention agreements with the following Named Executive Officers:  Bruce Chizen, Murray Demo, Bryan Lamkin and Shantanu Narayen. Retention agreements with the above individuals provide for certain cash payments and acceleration of equity compensation awards in the event of a change in control or termination of such individuals’ employment following a change in control of Adobe (all as described below). We entered into an Executive Resignation Agreement and General Release of Claims (the “Resignation Agreement”) with Jimmie Stephens, our former  Senior Vice President, Worldwide Sales and Field Operations on April 15, 2005. A summary of the Resignation Agreement is described below.

In December 2001, we adopted our U.S. Executive Severance Plan (“Severance Plan”) which covers any executive officer not covered by an individual retention agreement. One Named Executive Officer—John Brennan, is covered by the Severance Plan.

As used in the retention agreements mentioned above and the Severance Plan (collectively, the “Agreements”), a “change in control” is defined as: (i) the beneficial ownership of 30% or more of the combined voting power of our securities by any person or entity; (ii) when Incumbent Directors (as defined in the Agreements) cease to constitute a majority of the Board of Directors; (iii) a merger or consolidation involving Adobe or one of our subsidiaries and our stockholders prior to such transaction own less than 50% of the combined voting power of Adobe (or the resulting entity) after the transaction; (iv) the sale, liquidation or distribution of all or substantially all of the assets of Adobe; or (v) a “change in control” within the meaning of Section 280G of the Code. If, within two years after a change in control (the “Covered Period”), the executive’s employment is terminated without Cause, or if the executive resigns for Good Reason or Disability (all as defined in the Agreements) (an “Involuntary Termination”), such Named Executive Officer will receive a cash severance payment as follows:

Earned but unpaid salary and the cash equivalent for accrued but unused personal time off through the date of termination; plus, the pro rata portion of the annual bonus for the year in which termination occurs (calculated on the basis of the officer’s target bonus and on the assumption that all performance targets have been or will be achieved); plus, an amount equal to the product of (i) the sum of the officer’s Reference Salary and Reference Bonus (each as defined in the Agreements), multiplied by (ii) two plus one-twelfth for each year of completed service with the Company (not in excess of 12 years) (the “Severance Multiple”).

For Mr. Chizen, all outstanding options, performance grants and restricted stock awards will accelerate and vest 100% on the date of the change in control. For all other Named Executive Officers, all outstanding options, performance grants and restricted stock awards will accelerate and vest 100% on the date of his Involuntary Termination during the Covered Period (except performance share unit awards, which shall continue to be governed by their current terms). Also, the exercise period of all such options will be extended to 12 months from termination.

In addition, Named Executive Officers with retention agreements, including the Chief Executive Officer, will receive continued medical, dental, vision and life insurance coverage for themselves and their dependents for a period of years equal to the Severance Multiple; for those individuals covered by the Severance Plan, the Named Executive Officer will receive COBRA premium payments up to the legal limit for such coverage, or for the period of years equal to the Named Executive Officer’s Severance Multiple, whichever is less. If a Named Executive Officer covered by the Severance Plan becomes covered under another employer’s group health plan (other than a plan which imposes a pre-existing condition exclusion which applies to the Named Executive Officer) during this applicable period of COBRA continuation coverage, our COBRA premium payments will cease.

On April 15, 2005, Adobe entered into the Resignation Agreement with Mr. Stephens. Mr. Stephens resigned as Senior Vice President, Worldwide Sales and Field Operations of Adobe effective as of March 31, 2005 (the “Resignation Date”) and his employment with Adobe terminated effective November 30, 2005 (the “Termination Date”). During the period between the Resignation Date and the Termination Date, Mr. Stephens continued to receive the same base salary and benefits that he was receiving immediately prior to the Resignation Date. Mr. Stephens’ equity awards continued to be determined in accordance with the terms of the applicable equity award plan and the agreements. Pursuant to the Resignation Agreement, Mr. Stephens was paid a lump sum severance payment of $714,000, less applicable withholdings. The Resignation Agreement also provides for COBRA health insurance coverage premium payments through the earlier of November 30, 2006 or the date on which he first becomes eligible for other group health insurance coverage.  Mr. Stephens was also entitled to payment for 2005 profit sharing and Adobe Executive Annual Incentive Plan bonus earned by Mr. Stephens through the Termination Date per the terms of all plan documents. The 2005 profit sharing and Executive Annual Incentive Plan bonus paid to Mr. Stephens were $47,250 and $257,040, respectively.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and any person or entity who own more than ten percent of a registered class of our common stock or other equity securities, to file with the SEC certain reports of ownership and changes in ownership of our securities. Executive officers, directors and stockholders who hold more than ten percent of our outstanding common stock are required by the SEC to furnish us with copies of all required forms filed under Section 16(a). We prepare Section 16(a) forms on behalf of our executive officers and directors based on the information provided by them.

Based solely on review of this information, including representations from our executive officers and directors that no other reports were required, we believe that, during the 2005 fiscal year, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were met.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE*

The Executive Compensation Committee sets and administers the policies governing annual compensation of our executive officers, including cash and non-cash compensation and equity compensation programs. The Executive Compensation Committee in fiscal 2005 consisted of four directors, each of whom was an independent director within the meaning of applicable NASDAQ listing standards. The Executive Compensation Committee held eight meetings during fiscal 2005.

Compensation Policies

We operate in the competitive and rapidly changing high technology environment. The goals of our executive compensation program are to inspire executives to achieve our business objectives in this environment, to reward them for their achievement, to foster teamwork, and to attract and retain executive officers who contribute to our long-term success. During fiscal 2005, we used salary, bonus and stock option strategies to meet these goals. Beginning in fiscal 2006, in addition to salary, bonus and stock options, we also added performance shares to our compensation mix.

Our philosophy and guiding principle is to provide compensation levels that are comparable to those offered by other leading high technology companies. We aim to align the interests of our executive officers with the long-term interests of our stockholders through stock-based compensation and stock ownership guidelines. For example, in fiscal 2005, we awarded options to purchase shares under our 2003 Equity Incentive Plan (the “2003 Plan”) to our executive officers that contain vesting terms over a three-year period. Beginning in fiscal 2006, we changed the vesting terms of options granted to our executive officers from three-years to four-years, and granted performance shares to our executive officers that will be earned, if at all, following Adobe’s 2007 fiscal year upon achievement of certain performance thresholds. See below for a full description of this performance share program. Additionally, starting in fiscal 2003 as part of our overall corporate governance and compensation practices, we adopted stock ownership guidelines for our executive officers. See below for a full description of our stock ownership guidelines.

We also believe that a substantial portion of each of our executive’s compensation should be in the form of an incentive bonus. Receipt of this bonus is generally contingent upon our achievement of certain revenue and operating profit levels and individual goal achievement. Our executive officers also participated with all of Adobe’s regular employees in our corporate profit sharing plan. See below for a full description of this incentive bonus program and profit sharing plan.

We have considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). This law disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year paid to Named Executive Officers, unless compensation is performance-based. Generally, options or performance awards as well as certain restricted stock awards granted under our equity compensation plans will qualify as exempt performance-based compensation. Mr. Chizen’s and Mr. Narayen’s actual cash compensation in fiscal 2005 exceeded the $1 million threshold, and their targeted cash compensation in fiscal 2006 will also exceed this threshold. Accordingly, Section 162(m) of the Code limited the tax deduction available to us in fiscal 2005, and this tax deduction limitation will continue in fiscal 2006 if a significant portion of their targeted cash compensation is achieved. We believe this limitation was immaterial in fiscal 2005 and will continue to be

*                    The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Adobe under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

immaterial in fiscal 2006. However, we are submitting our Executive Cash Performance Bonus Plan (the “Executive Bonus Plan”) and the Amended 1994 Performance and Restricted Stock Plan (the “1994 Plan”) for stockholder approval in this proxy statement to ensure that for future years we qualify to the maximum extent possible our executives’ compensation for deductibility under applicable tax laws. See Proposals 2 and 3 for a full description of our 1994 Plan and Executive Bonus Plan.

Compensation Components

Annual Compensation.   We determine the salary portion of our executive officers’ compensation annually, including that of our Chief Executive Officer, in part by reference to multiple compensation surveys of high technology companies we view as our peers. For each comparative survey, we correlate each of our executive officers to the position described in the survey that most accurately represents the executive officer’s position with Adobe by content, organizational level and revenue. Taking into account the executive officer’s levels of responsibility and our past performance, we target a percentile above the median as stated by the survey in determining the base salary initially established for each executive officer. As executive officers mature in their respective positions, we target a higher percentile competitive base salary. We also prepare tally sheets summarizing each executive officer’s compensation components to identify gaps and make recommendations that ensure our pay program is aligned with Adobe’s business strategy and compensation philosophy.

A substantial portion of the annual compensation for our executive officers is paid in the form of an incentive bonus under our Adobe Executive Annual Incentive Plan (the “Incentive Plan”). The Incentive Plan’s objectives are to: drive revenue growth and accountability; drive execution of operating plan and strategic objectives; and motivate and inspire our executives to contribute to peak performance. The incentive bonus typically comprises a greater portion of an executive officer’s potential total compensation as the executive’s level of responsibility increases.

In fiscal 2005, the Incentive Plan required Adobe to achieve a 90% revenue to plan and 90% operating profit to plan minimum threshold for the executive officers to be eligible for an incentive bonus. The incentive bonus target was computed as a percentage of base salary, which we established for each executive officer. The target level of bonus equaled or exceeded 50% of salary for each of the executive officers. The percentage target of each bonus contained corporate targets specifically tied to achieving corporate revenue and operating profit thresholds (“Corporate Results”), individual goal achievement and revenue achievement. The bonus target was weighted 30% on Corporate Results and individual goal achievement and 70% on business unit revenue or corporate revenue, depending on the executive officer. Minimum payment required threshold achievement of at least 90% business unit revenue or corporate revenue to plan with an upside potential of 200% if certain revenue thresholds were met. For our Senior Vice President, Worldwide Sales and Field Operations, the incentive bonus was tied to revenue numbers against plan targets and carried an upside potential of 200% if certain revenue thresholds were met. Overall, incentive bonuses for fiscal 2005 paid out at 115% based on achievement of the thresholds described above.

In fiscal 2006, the Incentive Plan requires Adobe to achieve a 90% revenue to plan and 90% operating profit to plan minimum threshold for the management team to be eligible for an annual bonus. The incentive bonus is computed as a percentage of base salary, which we established for each executive officer. In fiscal 2006, the target level of bonus equals or exceeds 50% of salary for each of the executive officers. The percentage target of each bonus contains corporate targets specifically tied to Corporate Results, individual goal achievement and revenue achievement. The bonus target is weighted 50% on individual goal achievement and Corporate Results and 50% on corporate revenue achievement. We may alter the incentive payout based on such factors as achievement of publicly announced targets, product milestones, strategic goals, cross-functional teamwork and collaboration, and unforeseen changes in the economy and/or geopolitical climate. Subject to stockholder approval, it is contemplated that beginning in fiscal

2007, our executive officers will have the opportunity to earn incentive bonuses under our Executive Bonus Plan in place of the Incentive Plan to ensure that we qualify to the maximum extent possible our executives’ compensation for deductibility under applicable tax laws.

Additionally, starting in 2002, we authorized an annual bonus pool of $60,000 that may be awarded by the Chief Executive Officer to other executive officers as special recognition bonuses. Approximately $5,000 in special recognition bonuses were awarded in fiscal 2005 out of this bonus pool.

Our executive officers also participated with all of Adobe’s employees in Adobe’s corporate profit sharing plan, under which a bonus of up to 10% of each employee’s base salary, payable quarterly, is awarded on the basis of operating profit. In fiscal 2005, profit sharing was paid at the following rate: first quarter—10%; second quarter—10%; third quarter—15%; and fourth quarter—10%. Third quarter profit sharing paid out at 50% above Adobe’s standard plan due to higher profitability against plan.

Long-term Incentive Compensation.   We use stock options to inspire and retain executive officers for the long-term and have also awarded restricted stock in certain circumstances. We believe that these incentives closely align the executive officers’ interests with those of stockholders in building share value. As part of our overall corporate governance and compensation practices, the Board adopted the following stock ownership guidelines for our executive officers that we believe further align the executive officers’ interests with the stockholders’ long-term interests: the Chief Executive Officer should hold 25% of the net shares acquired from Adobe for two years unless, following sale of such shares, the total number of Adobe shares held by the Chief Executive Officer equals or exceeds 150,000 shares; each President, Executive Vice President and the Chief Financial Officer should hold 25% of the net shares acquired from Adobe for two years unless, following the sale of such shares, the total number of Adobe shares held by such President, Executive Vice President or the Chief Financial Officer equals or exceeds 50,000 shares; and each Senior Vice President should hold 25% of the net shares acquired from Adobe for two years unless, following the sale of such shares, the total number of Adobe shares held by such Senior Vice President equals or exceeds 25,000 shares. For purposes of this section, an “acquired share” includes shares of vested restricted stock and shares issued from the exercise of vested options. “Net shares acquired” means shares remaining after deducting shares sold to cover the exercise price and withheld taxes. Shares that count toward the minimum share ownership include shares owned outright or beneficially owned and shares issued from the exercise of vested options.

Options are typically granted annually, although supplemental options are granted occasionally. All options granted in fiscal 2005 were subject to three-year vesting provisions to encourage executive officers to remain employed with Adobe (beginning in fiscal 2006, we changed the vesting terms of options granted to our executive officers from three-years to four-years). We award executive officers stock options based upon each executive officer’s relative position, responsibilities and performance over the previous fiscal year and the executive officer’s anticipated future performance, potential and responsibilities. We also review prior option grants to each executive officer and to other members of senior management, including the number of shares that continue to be subject to vesting under their respective outstanding options, in setting the size of options to be granted to the executive officers. In addition, we use data compiled by an independent compensation consulting firm on stock options granted by comparable companies based on industry and revenue and target a slightly higher percentile than the median. We grant stock options with an exercise price per share equal to the market price of our common stock on the date of grant.

Beginning in fiscal 2006, we adopted the 2006 Performance Share Program (the “Program”). We established the Program to align Adobe’s new leadership team to achieve key integration milestones and create stockholder value and to retain key executives. All our executive officers participate in the Program. The executive officers were granted awards under the Program in the form of “Performance Shares” pursuant to the terms of the 2003 Plan or 1994 Plan. Performance Shares will be earned, if at all, following the 2007 fiscal year, subject to specified change in control exceptions, and will be settled in fully-vested shares of Adobe common stock. The Program requires that Adobe achieve at least 90% of the Board-approved operating income targets for the combined fiscal 2006 and 2007 as a minimum threshold before the executive officers will earn any Performance Shares under the Program. If this threshold is achieved, the number of Performance Shares potentially earned under the Program will be 150% of the target payout, and the actual number of Performance Shares earned under the Program will be based on the achievement of eight specific integration-related metrics, including both revenue and non-revenue metrics. Each metric will be weighted equally. We may alter the payout for the achievement of non-revenue metrics based on such factors as market reception, revenue, commitment of strategic partners and quality of product shipped, and the payout for revenue metrics will correlate to the percent of such metric achievement. The executive officers may receive less than the Performance Share target payouts under the Program, and in no event may the actual payout exceed 150% of target payout.

Chief Executive Officer Compensation

Mr. Chizen’s base salary increased from $912,500 in fiscal 2004 to $925,000 in fiscal 2005. His target incentive bonus for fiscal 2005 was increased to 90% from 85% in fiscal 2004. In fiscal 2005, Mr. Chizen’s target bonus was based on corporate revenue and operating profit as more fully described above and achievement of individual goals in managing the business. For fiscal 2005, Mr. Chizen received an incentive bonus payment of $959,873 under our Incentive Plan, which represents 115% of his target bonus. Mr. Chizen also received profit sharing payments of $104,063 as part of our corporate profit sharing plan described above.

We also awarded long-term compensation to Mr. Chizen in the form of a stock option under our 2003 Plan for 425,000 shares of our common stock in May 2005 as part of the annual grant process described above. The size of the grant was based on Mr. Chizen’s relative position, responsibilities and performance as well as his anticipated responsibilities and potential. These options vest over a three-year period at a rate of 25% on the first anniversary of the grant, 2.08% per month for the next 12 months and 4.17% per month for the remaining 12 months. Mr. Chizen is required to hold 40% of the net shares acquired from these options from Adobe for two years unless, following sale of such shares, the total number of Adobe shares held by him equals or exceeds 150,000 shares.

For fiscal 2006, Mr. Chizen was granted a stock option under our 2003 Plan for 425,000 shares of our common stock in February 2006 as part of the annual grant process described above. These options vest over a four-year period at a rate of 25% on the first anniversary of the grant and 2.08% per month thereafter. Mr. Chizen is required to hold 40% of the net shares acquired from these options from Adobe for two years unless, following sale of such shares, the total number of Adobe shares held by him equals or exceeds 150,000 shares. Mr. Chizen was also granted a target of 55,000 Performance Shares (maximum payout of 82,500 Performance Shares) as part of the Program described above. Mr. Chizen also participates with Adobe’s other executive officers in the Incentive Plan and the corporate profit sharing plan as described above. Mr. Chizen’s salary has not yet been reviewed for fiscal 2006 and remains at $925,000 currently.

EXECUTIVE COMPENSATION COMMITTEE

Michael R. Cannon
Carol Mills
Robert Sedgewick
Delbert W. Yocam

EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

The members of the Executive Compensation Committee for fiscal 2005 are set forth in the preceding section. There are no members of this Executive Compensation Committee who were officers or employees of Adobe or any of our subsidiaries during the fiscal year, were formerly officers of Adobe, or had any relationship otherwise requiring disclosure hereunder.

DIRECTOR COMPENSATION

In fiscal 2005, our non-employee directors received annual retainers of $30,000 and annual retainers for each Committee such directors served on as follows: Audit Committee—Chairman $20,000, members $10,000; Executive Compensation Committee—Chairman $10,000, members $5,000; Investment Committee—Chairman and members $5,000; Nominating and Governance Committee—Chairman $10,000, members $5,000. Beginning in fiscal 2006, the annual Board cash retainer will be $35,000. Committee annual retainers will be as follows: Audit Committee—Chairman $30,000, members $15,000; Executive Compensation Committee—Chairman $15,000, members $7,500; Nominating and Governance Committee—Chairman $10,000, members $5,000. Directors are offered the opportunity to purchase Adobe’s health, dental and vision insurance at COBRA rates. Directors are also entitled to reimbursement of reasonable travel expenses associated with Board and Committee meetings as well as costs and expenses incurred in attending director education programs and other Adobe-related seminars and conferences.

In addition, each non-employee director is automatically granted a stock option, under our 1996 Plan, to purchase 25,000 shares of our common stock at a price per share equal to the closing price of our common stock on the grant date as reported on the NASDAQ National Market. These options are granted on the day after our annual meeting of stockholders and they are subject to vesting provisions as described below. The closing price of our common stock for the fiscal 2005 grant date was $29.74. New non-employee directors joining the Board automatically receive an option to purchase 50,000 shares of our common stock under the 1996 Plan, subject to the same vesting terms, on the day they become a director, but do not receive an annual grant in connection with their initial annual meeting as a director. Mr. Barnholt was granted an option to purchase 50,000 shares of our common stock on September 1, 2005 with an exercise price of $26.83 per share, the closing price of our common stock on the grant date as reported on the NASDAQ National Market. In addition, Mr. Burgess was granted an option to purchase 50,000 shares of our common stock on December 5, 2005 with an exercise price of $35.25 per share, the closing price of our common stock on the grant date as reported on the NASDAQ National Market.

Options granted prior to March 28, 2006 under the 1996 Plan vest and become exercisable at a rate of 25% on the day immediately preceding each of the first and second annual meetings following the date of grant and the remaining 50% on the day immediately preceding the third annual meeting following the date of grant. Options granted subsequent to March 28, 2006 under the 1996 Plan will vest and become exerciseable at a rate of 25% on the day immediately preceding each of the first through fourth annual meetings following the date of grant. In the event of any merger, reorganization, or sale of substantially all of Adobe’s assets in which there is a change in control of Adobe, all option shares become immediately and fully vested. Appropriate adjustments are made to any outstanding options in the event of a stock dividend, stock split, or other change in the capital structure of Adobe.

Holders of options granted under the 1996 Plan may only exercise the options once they vest. Options are generally no longer exercisable three months after termination of director status (except in the case of termination due to death or disability). In the event of a change of control, any unexercisable portion of an option becomes fully exercisable thirty days prior to the transaction resulting in a change of control. If the option is not assumed or substituted by the acquiring company, it will terminate to the extent it is not exercised on or before the date of such a transaction.

We have adopted stock ownership guidelines for our members of the Board. Under these guidelines, each non-employee director should hold 25% of the net shares acquired from Adobe for two years unless, following the sale of such shares, the total number of shares held by him or her exceeds 5,000 shares. For purposes of this section, an “acquired share” includes shares of vested restricted stock and shares issued from the exercise of vested options. “Net shares acquired” means shares remaining after deducting shares sold to cover the exercise price and withheld taxes. Shares that count toward the minimum share ownership include shares owned outright or beneficially owned and shares issued from the exercise of vested options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Dr. Warnock’s son is employed by Adobe as a project manager. In fiscal 2005, he was paid $87,481 in compensation, bonus and profit sharing plan payments and was granted an option to purchase 600 shares of common stock at an exercise price of $32.42 per share.

We have entered into indemnity agreements with certain officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for in the agreements, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party to by reason of his or her position as a director, officer or other agent of Adobe, and otherwise to the full extent permitted under Delaware law and our bylaws.

Please see “Severance and Change-in-Control Arrangements” for a description of our agreements with Messrs. Brennan, Chizen, Demo, Lamkin, Narayen and Stephens.

PERFORMANCE GRAPH*

Five-Year Stockholder Return Comparison

In accordance with SEC rules, the following table shows a line-graph presentation comparing cumulative, five-year stockholder returns on an indexed basis with a broad equity market index and either a published industry index or an index of peer companies selected by Adobe. We have selected the Standard & Poor’s 500 Index (“S&P 500 Index”) for the broad equity index for the five fiscal year period commencing December 1, 2000 and ending December 2, 2005. The stock price information shown on the graph below is not necessarily indicative of future price performance.

Although including a stock performance graph in this proxy statement seems to suggest that executive compensation should be based on stock performance alone, the Executive Compensation Committee considers many factors in determining compensation, including our operating results, overall profitability, revenue, new product development and increase in market share. See “Report of the Executive Compensation Committee.”

(1)               Assumes $100 invested on December 1, 2000 in our common stock, the S&P 500 Index and the S&P 500 Software & Services Index, with reinvestment of dividends. For each reported year, our reported dates are the last trading dates of our fiscal year (which ends on the Friday closest to November 30), and the S&P 500 and S&P 500 Software & Services indices dates are the last trading date of November.

*                    The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Adobe under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

HOUSEHOLDING OF PROXY MATERIALS

In December 2000, the SEC enacted a new rule that allows multiple stockholders residing at the same address the convenience of receiving a single copy of proxy statements, annual reports and other stockholder information if they consent to do so. This is known as “householding.” This allows us to save money by reducing the number of documents we must print and mail, and helps protect the environment as well.

Householding is available to both registered stockholders (i.e., those stockholders with certificates registered in their name) and streetname holders (i.e., those stockholders who hold their shares through a brokerage).

Registered Stockholders

If you are a registered stockholder and have consented to our mailing of proxy statements, annual reports and other stockholder information only to one account in your household, as identified by you, we will deliver or mail a single copy of annual reports or proxy statements for all registered stockholders residing at the same address. We will continue to separately mail a proxy card for each registered stockholder account. Your consent will be perpetual unless you revoke it, which you may do at any time by calling our transfer agent, Computershare Investor Services, LLC at 800-455-1130 (toll free), or writing to Computershare Investor Services, Attn:  Proxy Unit, P.O. Box A3504, Chicago, IL  60690-3504. If you revoke your consent, we will begin sending you individual copies of future mailings of these documents within 30 days after we receive your revocation notice. If you only received one copy of these proxy materials at a shared address with more than one registered holder, you may also request a separate copy of this proxy statement or the accompanying 2005 Annual Report to Stockholders by contacting Computershare who will promptly deliver the requested copy.

Registered stockholders who have not consented to householding will continue to receive copies of annual reports or proxy statements for each registered stockholder residing at the same address. As a registered stockholder, you may elect to participate in householding and receive only a single copy of annual reports or proxy statements for all registered stockholders residing at the same address by contacting Computershare as outlined above.

Streetname Holders

Stockholders who hold their shares through a brokerage may elect to participate in householding or revoke their consent to participate in householding by contacting their respective brokers.

OTHER MATTERS

We are not aware of any other matters to be submitted for consideration at this meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy card will vote the shares they represent using their best judgment.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the annual meeting to be held in 2007, we must receive the proposal at our principal executive offices, addressed to the Secretary, not later than October 27, 2006. In addition, stockholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal in compliance with the requirements set forth in our bylaws, addressed to the Secretary at our principal executive offices, not later than October 27, 2006.

Karen O. Cottle
Senior Vice President, General Counsel
& Secretary
San Jose, California
February 24, 2006

Appendix A

ADOBE SYSTEMS INCORPORATED
AMENDED 1994 PERFORMANCE AND RESTRICTED STOCK PLAN

1.             Establishment and Purpose.

(a)           Establishment.   The Adobe Systems Incorporated 1989 Restricted Stock Plan was initially adopted on February 9, 1989 (the “Initial Plan”). The Initial Plan was amended and restated in its entirety as the “1994 Performance and Restricted Stock Plan” (the “Plan”) effective as of August 31, 1994, the date it was approved by the stockholders of the Company. This amendment is effective as of the date it is approved by the Board of Directors of the Company (the “Board”).

(b)          Purpose.   The purpose of the Plan is to attract, retain and reward key employees of Adobe Systems Incorporated and any successor corporation thereto (collectively referred to as the “Company”), and any present or future parent and/or subsidiary corporations of the Company (all of whom along with the Company being individually referred to as a “Participating Company” and collectively referred to as the “Participating Company Group”), and to motivate such persons to contribute to the financial success and progress of the Participating Company Group. For purposes of the Plan, a parent corporation and a subsidiary corporation shall be as defined in sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

2.                                      Administration.

(a)           Administration by Committee.   The Plan shall be administered by one or more duly appointed committees (individually, a “Committee”) of the Board; provided, however, that with respect to the participation of individuals who are subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or who are divisional officers of the Participating Company Group, the Plan shall be administered by a Committee consisting of not less than two directors each of whom is both (i) a “Non-Employee Director “ within the meaning of Rule 16b-3 under the Exchange Act or any successor rule (“Rule 16b-3”) and (ii) an “outside director” for purposes of Section 162(m) of the Code and the regulations promulgated thereunder. The Committee shall have all of the powers vested in it by the terms of the Plan, subject to the limitations described herein, including the full and final authority in its sole discretion to:

(i)           select the eligible persons to whom (a “Participant”), and the time at which, awards shall be granted under the Plan;

(ii)          determine type of award granted and the number of shares of stock, units or other consideration subject to awards (which need not be identical);

(iii)         determine the terms and conditions of each award granted, including, without limitation, the terms of vesting, if any, the effect of a Participant’s termination of employment with the Participating Company Group, the method for satisfaction of any tax withholding obligation arising in connection with any award, and all other terms and conditions of the award not inconsistent with the terms of the Plan;

(iv)         determine the performance goals and other conditions, if any, for the settlement of any award and whether such goals and conditions have been satisfied;

(v)           determine whether an award shall be paid in cash, in shares of stock or in any combination thereof;

(vi)         determine whether payment of an award should be reduced or eliminated;

(vii)        modify or amend any award, or waive any restrictions or conditions applicable to any award;

(viii)       accelerate, continue, extend or defer the payment or vesting of any award, including with respect to the period following a Participant’s termination of employment with the Participating Company Group;

(ix)         determine the fair market value of the common stock of the Company;

(x)           authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an award;

(xi)         prescribe, amend or rescind rules, regulations and policies relating to the Plan;

(xii)        approve one or more forms of agreement for use under the Plan;

(xiii)       construe and interpret the Plan and any agreement used under the Plan and define the terms employed herein and therein;

(xiv)       make all other determinations and take such other action with respect to the Plan and any award granted hereunder as the Committee may deem advisable, to the extent permitted by applicable law.

All decisions, determinations and interpretations of the Committee shall be final and binding upon all persons having an interest in the Plan or any award granted under the Plan.

(b)          Authority of Officers.   Any officer of a Participating Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided the officer has apparent authority with respect to such matter, right, obligation, or election.

3.             Eligibility.   Key employees of the Participating Company Group are eligible to participate in the Plan. The Committee shall, in the Committee’s sole discretion, determine which individuals shall be granted awards under the Plan.

4.             Shares Subject to Plan.   Shares issued pursuant to the Plan shall be authorized but unissued shares of the common stock of the Company (the “Stock”). Subject to adjustment as provided in Section 5, the maximum number of shares of Stock that may be issued under the Plan is 16,000,000 (reflecting Stock splits on October 26, 1999, October 24, 2000 and May 23, 2005). In the event that any award granted under the Plan denominated in shares for any reason expires or is canceled, terminated or paid in cash, or shares of Stock subject to forfeiture are forfeited to the Company, the shares allocable to such award or such forfeited shares shall again be available for issuance under the Plan. Notwithstanding the foregoing, any such shares shall be made subject to a new award only if the grant of such new award and the issuance of such shares pursuant to such new award would not cause the Plan or any award granted under the Plan to contravene Rule 16b-3.

5.             Adjustments for Changes in Capital Structure.   Appropriate adjustments shall be made in the number and class of shares of Stock subject to the Plan, in the maximum number of shares set forth in Section 7(f), and to any awards outstanding under the Plan, other than Performance Units (as defined below), in the event of a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or like change in the capital structure of the Company. In the event a majority of the shares which are of the same class as the shares that are subject to outstanding awards under the Plan are exchanged for, converted into, or otherwise become shares of another corporation (the “New Shares”), the Company may unilaterally amend outstanding awards to provide that such awards may be settled in New Shares. In the event of any such amendment, the number of shares shall be adjusted in a fair and equitable manner. Any and all new, substituted or additional shares or Performance Shares (as defined below) received by a Participant pursuant to this Section 5 will be subject to the applicable restrictions set forth in the agreement evidencing an award as if such shares or Performance Shares were part of the original award.

6.             Term of Plan.   The Plan shall continue in effect until terminated by the Board or Committee or until all of the shares of Stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing such awards have lapsed.

7.             Performance Awards.

(a)           Types of Performance Awards.   The Committee may from time to time grant awards under this Section 7 (“Performance Awards”) which are Performance-Based Restricted Stock, Performance Shares, or Performance Units. Performance Awards shall be evidenced by written agreements, in such form as the Committee shall from time to time establish (each an “Award Agreement”), specifying the number of shares of Stock or the dollar amount covered thereby, the performance goals established by the Committee, the period in which such goals are to be met and the other terms, conditions and restrictions of the award, which Award Agreements may incorporate all or any of the terms of the Plan by reference. The Committee shall not require a Participant to make any monetary payment (other than applicable tax withholding) as a condition of receiving a Performance Award.

(i)           “Performance-Based Restricted Stock” shall mean shares of Stock awarded to a Participant which, in accordance with rules established by the Committee prior to the grant of such award, are subject to forfeiture in full or in part or with respect to which additional shares of Stock may be granted on the basis of the degree of attainment of Performance Goals (as defined below) within a Performance Period (as defined below). Shares of Performance-Based Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including by book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of shares of Performance-Based Restricted Stock shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award. The Committee may require that such certificates be held in the custody of the Company or other escrow agent until the restrictions thereon lapse.

(ii)          “Performance Shares” shall mean bookkeeping units, denominated in shares of Stock, awarded to a Participant which, in accordance with rules established by the Committee prior to the grant of such award, are subject to forfeiture in full or in part or with respect to which additional shares of Stock may be granted on the basis of the degree of attainment of Performance Goals (as defined below) within a Performance Period (as defined below).

(iii)         “Performance Units” shall mean bookkeeping units, denominated in dollar amounts, awarded to a Participant which, in accordance with rules established by the Committee prior to the grant of such award, are subject to forfeiture in full or in part or with respect to which additional such units may be granted on the basis of the degree of attainment of Performance Goals (as defined below) within a Performance Period (as defined below).

(b)          Performance Goals and Performance Period.   Unless otherwise permitted in compliance with the requirements of Section 162(m) of the Code with respect to “performance-based compensation,” the Committee shall establish with respect to one or more of the Performance Factors set forth below the target levels of attainment of such Performance Factors (collectively, “Performance

Goals”) which, when measured at the end of the Performance Period (as defined below), in accordance with the Performance Award Formula (as defined below), shall determine the number of shares of Stock, if any, which shall become nonforfeitable and/or issuable with respect to such Performance Award or the dollar amount, if any, payable with respect to such Performance Award, and such Committee actions shall occur no later than the earlier of (i) the date ninety (90) days after the commencement of the applicable Performance Period or (ii) the date on which 25% of the Performance Period has elapsed, and, in any event, at a time when the outcome of the Performance Goals remains substantially uncertain. Once established, the Performance Goals and the Performance Award Formula (as defined below) shall not be changed during the Performance Period. The Award Agreement shall set forth the applicable Performance Goals, Performance Award Formula, Performance Period, and the number of shares of Stock or dollar amount, as the case may be, which may be earned by the Participant upon the attainment of the Performance Goals at the end of the Performance Period.

(i)           “Performance Factors” shall have the same meanings as used in the Company’s financial statements, or, if such terms are not used in the Company’s financial statements, they shall have the meanings applied pursuant to generally accepted accounting principles, or as used generally in the Company’s industry. Performance Factors shall be calculated with respect to the Company and each subsidiary corporation consolidated therewith for financial reporting purposes or such division or other business unit as may be selected by the Committee. For purposes of the Plan, the Performance Factors applicable to a Performance Award shall be calculated in accordance with generally accepted accounting principles, but prior to the accrual or payment of any Performance Award for the same Performance Period and excluding the effect (whether positive or negative) of any change in accounting standards or any extraordinary, unusual or nonrecurring item, as determined by the Committee, occurring after the establishment of the Performance Goals applicable to the Performance Award. Performance Factors may be one or more of the following, as determined by the Committee:

(A)                            growth in revenue;

(B)                             growth in the market price of the Stock;

(C)                             operating margin;

(D)                            gross margin;

(E)                             operating income;

(F)                              pre-tax profit;

(G)                           earnings before interest, taxes and depreciation;

(H)                           net income;

(I)           total return on shares of Stock relative to the increase in an appropriate index as may be selected by the Committee;

(J)                                earnings per share;

(K)                            return on stockholder equity;

(L)                              return on net assets;

(M)                          expenses;

(N)                            return on capital;

(O)                           economic value added;

(P)                              market share; and

(Q)         cash flow, as indicated by book earnings before interest, taxes, depreciation and amortization.

(ii)          “Performance Period” shall mean a period established by the Committee, at the end of which the degree of attainment of the Performance Goals is measured. Performance Periods for different Performance Awards, including Performance Awards made to the same Participant, need not be consecutive.

(iii)         “Performance Award Formula” shall mean, for any Performance Award, a formula or table established by the Committee which provides the basis for computing the value of a Performance Award at one or more threshold levels of attainment of the applicable Performance Goal(s) measured at the end of the applicable Performance Period.

(c)           Settlement of Performance Awards.

(i)           Determination of Final Value.   As soon as practicable following the completion of the Performance Period applicable to a Performance Award, the Committee shall certify in writing the extent to which the applicable Performance Goals have been attained and the resulting final value of the Performance Award earned by the Participant and to be paid upon its settlement in accordance with the applicable Performance Award Formula.

(ii)          Discretionary Adjustment of Performance Award Formula.   In its discretion, the Committee may, either at the time it grants a Performance Award or at any time thereafter, provide for the positive or negative adjustment of the Performance Award Formula applicable to a Performance Award granted to any Participant who is not a “covered employee” within the meaning of Section 162(m) (a “Covered Employee”) to reflect such Participant’s individual performance in his or her position with the Company or such other factors as the Committee may determine. If permitted under a Covered Employee’s Award Agreement, the Committee shall have the discretion, on the basis of such criteria as may be established by the Committee, to reduce some or all of the value of the Performance Award that would otherwise be paid to the Covered Employee upon its settlement notwithstanding the attainment of any Performance Goal and the resulting value of the Performance Award determined in accordance with the Performance Award Formula. No such reduction may result in an increase in the amount payable upon settlement of another Participant’s Performance Award.

(iii)         Effect of Leaves of Absence.   Unless otherwise required by law, payment of the final value, if any, of a Performance Award held by a Participant who has taken in excess of thirty (30) days of leaves of absence during a Performance Period shall be prorated on the basis of the number of days of the Participant’s service during the Performance Period during which the Participant was not on a leave of absence.

(iv)         Notice to Participants.   As soon as practicable following the Committee’s determination and certification in accordance with Section 7(c)(i), the Company shall notify each Participant of the determination of the Committee.

(v)           Payment in Settlement of Performance Awards.   As soon as practicable following the Committee’s determination and certification in accordance with Section 7(c)(i), payment shall be made to each eligible Participant (or such Participant’s legal representative or other person who acquired the right to receive such payment by reason of the Participant’s death) of the final value of the Participant’s Performance Award. Payment of such amount shall be made in cash, shares of Stock, or a combination thereof as determined by the Committee. Unless otherwise provided in the Award Agreement, payment shall be made in a lump sum. An Award Agreement may provide for deferred payment in a lump sum or in installments.

(vi)         Provisions Applicable to Payment in Shares.   If payment is to be made in shares of Stock, the number of such shares shall be determined by dividing the final value of the Performance Award by the value of a share of Stock determined by the method specified in the Award Agreement. Such methods may include, without limitation, the closing market price on a specified date (such as the settlement date) or an average of market prices over a series of trading days. Shares of Stock issued in payment of any Performance Award may be fully vested and freely transferable shares or may be shares of Stock subject to further vesting conditions as provided in Section 8. Any shares subject to further vesting conditions shall be evidenced by an appropriate agreement setting forth the terms of a Performance Award and shall be subject to the provisions of Section 8.

(d)          Effect of Termination of Service.   The effect of a Participant’s termination of Service on the Participant’s Performance Award shall be as determined by the Committee, in its discretion, and set forth in the Award Agreement.

(e)           Nontransferability of Performance Awards.   Prior to settlement in accordance with the provisions of the Plan, no Performance Award may be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except by will or by the laws of descent and distribution. All rights with respect to a Performance Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

(f)           Maximum Performance Award.   Subject to adjustment as provided in Section 5, no Participant may be granted a Performance Award in the form of Performance-Based Restricted Stock or Performance Shares which could result in such Participant receiving more than 1,600,000 shares (reflecting Stock splits on October 26, 1999, October 24, 2000 and May 23, 2005) of Stock free of the restrictions imposed by this Section 7 with respect to any Performance Period or a Performance Award in the form of Performance Units which could result in such Participant receiving more than $10,000,000 with respect to any Performance Period. No Participant may be granted more than one (1) Performance Award for the same Performance Period.

8.             Restricted Stock.   The Committee may from time to time grant shares of Stock under this Section 8 (“Restricted Stock”). Restricted Stock awards shall be evidenced by written agreements, in such form as the Committee shall from time to time establish, specifying the number of shares of Stock covered thereby and the terms, conditions and restrictions of the award, and which agreements may incorporate all or any of the terms of the Plan by reference. The number of shares of Restricted Stock which a Participant may receive under the Plan shall be determined by the Committee in its sole discretion. Shares of Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including by book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award. The Committee may require that such certificates be held in the custody of the Company or other escrow agent until the restrictions thereon lapse. The Committee shall not require a Participant to make any monetary payment (other than applicable tax withholding) as a condition of receiving Restricted Stock.

9.             Voting Rights.   A Participant issued shares of Stock pursuant to an award of Performance-Based Restricted Stock or Restricted Stock shall be entitled to vote such shares. A Participant awarded Performance Shares shall not be entitled to vote any shares of Stock represented by such Performance Shares until the date of issuance of shares of Stock upon settlement of such award.

10.          Dividends and Other Distributions.   Except as provided in this Section 10 or in Section 5, no Participant shall be entitled to dividends or other distributions (collectively, “Dividends”) with respect to shares of Stock subject to an award under the Plan for which the record date is prior to the later of the date such shares are issued to the Participant or the date on which such shares become nonforfeitable under the terms of the agreement evidencing such award.

(a)           Performance-Based Restricted Stock and Restricted Stock.   With respect to shares of Stock issued pursuant to the award of Performance-Based Restricted Stock or Restricted Stock, the Committee may, in its sole discretion, provide either for the current payment of Dividends or the accumulation and payment of Dividends to the extent that such shares become nonforfeitable.

(b)          Performance Shares.   With respect to Performance Shares, the Committee may, in its sole discretion, provide that dividend equivalents shall not be paid or provide either for the current payment of dividend equivalents or the accumulation and payment of dividend equivalents to the extent that the Performance shares become nonforfeitable.

(c)           Performance Units.   Dividend equivalents shall not be paid with respect to Performance Units.

11.          Change of Control.

(a)           Definition.   A “Change of Control” shall be deemed to have occurred in the event any of the following occurs with respect to the Company:

(i)           the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the stock of the Company where the stockholders of the Company before such sale or exchange do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company after such sale or exchange;

(ii)          a merger or consolidation in which the Company is not the surviving corporation;

(iii)         a merger or consolidation in which the Company is the surviving corporation where the stockholders of the Company before such merger or consolidation do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company after such merger or consolidation;

(iv)         the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange, or transfer to one (1) or more subsidiary corporations of the Company); or

(v)           A liquidation or dissolution of the Company.

(b)          Effect on Performance Awards.   Notwithstanding any other provision of the Plan to the contrary, each Participant granted a Performance Award for a Performance Period that will not be completed as of the date of a Change of Control shall be deemed to have earned and shall receive immediately prior to the Change of Control, free of the restrictions imposed by Section 7, award consideration as provided in Section 7(c) equal to the product of (i) the target amount that may be earned under the Performance Award in accordance with the terms of the Award Agreement and (ii) a fraction, the numerator of which is the number of full and partial months that have elapsed since the beginning of such Performance Period to the date on which the Change of Control occurs, and the denominator of which is the total number of months in such Performance Period.

(c)           Effect on Restricted Stock.   Notwithstanding any other provision of the Plan to the contrary, all forfeiture conditions and restrictions imposed under outstanding agreements evidencing Restricted Stock shall automatically lapse immediately prior to a Change of Control.

12.          Tax Withholding.   The Company shall have the right to deduct from the payment of any award hereunder any federal, state, local or foreign taxes required by law to be withheld with respect to such payment. Alternatively, in its sole discretion, the Company shall have the right to require the Participant, through payroll withholding or otherwise, to make adequate provision for any such tax withholding obligations of the Company arising in connection with such award. The Company shall have no obligation to deliver cash and/or shares of Stock in payment of an award unless the Company’s tax withholding obligations have been satisfied.

13.          Provision of Information.   Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common stockholders.

14.          Nontransferability of Awards.   Prior to the payment of, and lapse of all restrictions with respect to, an award under the Plan, no award or any rights or interests therein may be assigned or transferred in any manner except by will or by the laws of descent and distribution.

15.          Termination or Amendment of Plan and Awards.   The Committee or the Board may terminate or amend the Plan or any award under the Plan at any time; provided, however, that no such termination or amendment may adversely affect any outstanding award without the consent of the Participant, unless such termination or amendment is necessary to comply with any applicable law or government regulation. An award shall be considered as outstanding as of the effective date of the grant of such award as determined by the Committee. Notwithstanding the foregoing, the approval of the Company’s stockholders shall be sought for any amendment to the Plan or an award for which the Committee deems stockholder approval necessary in order to comply with Rule 16b-3.

16.          Continuation of Initial Plan as to Outstanding Awards.   Notwithstanding any other provision of the Plan to the contrary, the terms of the Initial Plan shall remain in effect and apply to awards granted pursuant to the Initial Plan.

Appendix B

ADOBE SYSTEMS INCORPORATED
EXECUTIVE CASH PERFORMANCE BONUS PLAN

1.             Purposes of the Plan.   This Adobe Systems Incorporated Executive Cash Performance Bonus Plan sets forth the plan for payment of cash bonuses to those Participants designated for participation and is intended to increase stockholder value and the success of the Company by motivating Participants to perform to the best of their abilities and to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such Participants with incentive awards based on the achievement of goals relating to the performance of the Company or one of its business units or upon the achievement of objectively determinable performance goals. The Plan is intended to permit the payment of bonuses that may qualify as performance-based compensation under Code Section 162(m).

2.             Definitions.

(a)          “Award” means, with respect to each Participant, the award determined pursuant to Section 8(a) below for a Performance Period. Each Award is determined by a Payout Formula for a Performance Period, subject to the Committee’s authority under Section 8(a) to eliminate or reduce the Award otherwise payable.

(b)          “Base Salary” means, as to any Performance Period, the Participant’s annualized salary rate on the last day of the Performance Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

(c)           “Board” means the Board of Directors of the Company.

(d)          “Code” means the Internal Revenue Code of 1986, as amended.

(e)           “Committee” means the Executive Compensation Committee of the Board, or a sub-committee of the Executive Compensation Committee, which shall, with respect to payments hereunder intended to qualify as performance-based compensation under Code Section 162(m), consist solely of two or more members of the Board who are not employees of the Company and who otherwise qualify as “outside directors” within the meaning of Section 162(m).

(f)           “Company” means Adobe Systems Incorporated or any of its subsidiaries (as such term is defined in Code Section 424(f)).

(g)           “Fiscal Year” means a fiscal year of the Company.

(h)          “Maximum Award” means as to any Participant for any Performance Period, $5 million multiplied by the number of complete Fiscal Years contained within the Performance Period.

(i)           “Participant” means an eligible executive or member of senior management of the Company selected by the Committee, in its sole discretion, to participate in the Plan for a Performance Period.

(j)           “Payout Determination Date” means the date upon which the Committee determines the amounts payable pursuant to the Target Award and Payout Formula with respect to any previously completed Performance Period, in accordance with Section 8(a).

(k)          “Payout Formula” means, as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 7 in order to determine the Awards (if any) to be paid to Participants, which is generally expressed as a percentage (which may be more than 100%) of the Target Award. The formula or matrix may differ from Participant to Participant.

(l)           “Performance-Based Compensation” means compensation that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m).

(m)         “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) growth in revenue; (b) growth in the market price of stock; (c) operating margin; (d) gross margin; (e) operating income; (f) pre-tax profit; (g) earnings before interest, taxes and depreciation; (h) earnings before interest, taxes, depreciation and amortization; (i) net income; (j) total return on shares of stock relative to the increase in an appropriate index as may be selected by the Committee; (k) earnings per share; (l) return on stockholder equity; (m) return on net assets; (n) expenses; (o) return on capital; (p) economic value added; (q) market share; (r) operating cash flow; (s) cash flow, as indicated by book earnings before interest, taxes, depreciation and amortization; (t) cash flow per share; (u) customer satisfaction; (v) implementation or completion of projects or processes; (w) improvement in or attainment of working capital levels; (y) stockholders’ equity; and (z) other measures of performance selected by the Committee. The Performance Goals may be based on absolute target numbers or growth in one or more such categories compared to a prior period. The measures which constitute the Performance Goals may, as the Committee specifies, either include or exclude the effect of payment of the bonuses under this Plan and any other bonus plans of the Company. The Performance Goals may differ from Participant to Participant and from Award to Award. In establishing a Performance Goal on the Target Determination Date, the Committee may provide that the attainment of the Performance Goal shall be measured by appropriately adjusting the evaluation of Performance Goal performance as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting principles required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles; (vi) to exclude any other unusual, non-recurring gain or loss or other extraordinary item; (vii) to respond to, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (viii) to respond to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; (ix) to exclude the dilutive effects of acquisitions or joint ventures; (x) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (xi) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends; (xii) to reflect a corporate transaction, such as a merger, consolidation, separation (including a spinoff or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code); and (xiii) to reflect any partial or complete corporate liquidation.

(n)          “Performance Period’ means any Fiscal Year or such other period as determined by the Committee in its sole discretion.

(o)          “Plan” means this Adobe Systems Incorporated Executive Cash Performance Bonus Plan.

(p)          “Plan Year” means the Company’s fiscal year.

(q)          “Section 162(m)” means Section 162(m) of the Code, or any successor to Section 162(m), as that Section may be interpreted from time to time by the Internal Revenue Service, whether by regulation, notice or otherwise.

(r)           “Target Award’ means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of Participant’s Base Salary or a specific dollar amount, as determined by the Committee in accordance with Section 6.

(s)           “Target Determination Cutoff Date” means the latest possible date that will not jeopardize a Target Award’s qualification as Performance-Based Compensation.

(t)           “Target Determination Date” means the date upon which the Committee sets the Target Award and Payout Formula with respect to any Performance Period, in accordance with Section 7.

3.             Plan Administration.

(a)          The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions. Subject to the requirements for qualifying compensation as Performance-Based Compensation, the Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Plan. Subject to the limitations on Committee discretion imposed under Section 162(m), the Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties, but subject to the terms of the Plan:

(i)           discretionary authority to adopt Target Awards and Payout Formulae under this Plan for a given Performance Period on or prior to the Target Determination Cutoff Date;

(ii)          discretionary authority to construe and interpret the terms of the Plan, and to determine eligibility, Awards and the amount, manner and time of payment of any Awards hereunder;

(iii)         to prescribe forms and procedures for purposes of Plan participation and distribution of Awards; and

(iv)         to adopt rules, regulations and bylaws and to take such actions as it deems necessary or desirable for the proper administration of the Plan.

(b)          Any rule or decision by the Committee that is not inconsistent with the provisions of the Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

4.             Eligibility.   The employees eligible to participate in the Plan for a given Performance Period shall be determined by the Committee, and are generally expected to include executive officers of the Company who are subject to Section 16 of the Securities and Exchange Act of 1934 and any other members of senior management of the Company who are specifically designated by the Committee, in its sole discretion, for participation in the Plan. Unless specifically excepted, a Participant must be actively employed on the last day of the Performance Period to be eligible to receive a payment hereunder. No person shall be automatically entitled to participate in the Plan.

5.             Performance Goal Determination.   On the Target Determination Date, the Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing on or prior to the Target Determination Cutoff Date.

6.             Target Award Determination.   On the Target Determination Date, the Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee, in its sole discretion, and each Target Award shall be set forth in writing on or prior to the Target Determination Cutoff Date.

7.             Determination of Payout Formula.   On the Target Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula for purposes of determining the Award (if any) payable to each Participant. Each Payout Formula (a) shall be set forth in writing on or prior to the Target Determination Cutoff Date, (b) shall provide for the payment of a Participant’s Award if the Performance Goals for the Performance Period are achieved, and (c) may provide for an Award payment greater than or less than the Participant’s Target Award, depending upon the extent to which the Performance Goals are achieved. Notwithstanding the preceding, in no event shall a Participant’s Award for any Performance Period exceed the Maximum Award.

8.             Payout Determination; Award Payment.

(a)          Payout Determination and Certification.   On the Payout Determination Date, the Committee shall certify in writing (which may be by approval of the minutes in which the certification was made) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Award payable to any Participant below that which otherwise would be payable under the Payout Formula.

(b)          Right to Receive Payment.   Each Award under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

(c)           Form of Distributions.   The Company shall distribute all Awards to the Participant in cash.

(d)          Timing of Distributions.   Subject to Section 8(e) below, the Company shall distribute amounts payable to Participants as soon as is practicable following the determination and written certification of the Award for a Performance Period, but in no event later than 2 1/2 months after the end of the applicable Performance Period.

(e)           Deferral.   The Committee may defer payment of Awards, or any portion thereof, to Participants as the Committee, in its discretion, determines to be necessary or desirable to preserve the deductibility of such amounts under Section 162(m). In addition, the Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

9.             Term of Plan.   The Plan shall first apply to the 2007 Plan Year. The Plan shall terminate with respect to the 2007 Plan Year and all subsequent Plan Years unless it is approved at the 2006 annual meeting of the Company’s stockholders. Once approved by the Company’s stockholders, the Plan shall continue until the earlier of (a) the date as of which the Committee terminates the Plan and (b) the last day of the Plan Year ending in 2010 (provided that Awards, if any, for such Plan Year shall be paid in accordance with the terms of the Plan) unless the Plan again shall be approved by the Company’s stockholders prior to such day.

10.          Amendment and Termination of the Plan.   The Committee may amend, modify, suspend or terminate the Plan, in whole or in part, at any time, including adopting amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Plan or in any Award granted hereunder; provided, however, that no amendment, alteration, suspension or discontinuation shall be made which would (i) increase the amount of compensation payable pursuant to such Award or (ii) cause compensation that is, or may become, payable hereunder to fail to qualify as Performance-Based Compensation. To the extent necessary or advisable under applicable law, including Section 162(m), Plan amendments shall be subject to stockholder approval. At no time before the actual distribution of funds to Participants under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan except as otherwise stated in this Plan.

PROXY

ADOBE SYSTEMS INCORPORATED

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

The undersigned hereby appoints John E. Warnock and Bruce R. Chizen, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Adobe Systems Incorporated (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company, to be held at the Company’s headquarters, 321 Park Avenue, East Tower, San Jose, California 95110-2704 on Tuesday, March 28, 2006 at 3:00 p.m., local time, and at any adjournment or postponement thereof: (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Company’s Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR proposals 1, 2, 3 and 4. Whether or not you are able to attend the meeting, you are urged to sign and mail the proxy card in the return envelope so that the stock may be represented at the meeting.

Comments:

(If you noted any comments above, please mark the corresponding box on the reverse side.)

IF YOU ELECT TO VOTE BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

C/O COMPUTERSHARE INVESTOR SERVICES LLC TWO NORTH LASALLE STREET 3RD FLOOR CHICAGO, IL 60602

NOW YOU CAN VOTE SHARES BY TELEPHONE OR INTERNET!
QUICK * EASY * IMMEDIATE * AVAILABLE
24 HOURS A DAY * 7 DAYS A WEEK

The Company encourages you to take advantage of the new and convenient ways to vote the shares. If voting by proxy, you may vote by mail, or choose one of the two other methods described below. Your telephone or Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed, and returned your proxy card. To vote by telephone, the Internet or mail, read the accompanying proxy statement, then follow these easy steps:

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Adobe Systems Incorporated, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:				ADOBE1			KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.							DETACH AND RETURN THIS PORTION ONLY
ADOBE SYSTEMS INCORPORATED
Vote on Directors
1. Election of the six (6) Class I directors proposed in the				For	Withhold	For All	To withhold authority to vote for any individual
accompanying Proxy Statement to serve for a two-year term. (The Board recommends a vote for all nominees.)				All	All	Except	nominee, mark “For All Except” and write the nominee’s number on the line below.
01) Edward W. Barnholt 02) Michael R. Cannon 03) Bruce R. Chizen	04) James E. Daley 05) Charles M. Geschke 06) Delbert W. Yocam			☐	☐	☐
Vote on Proposals							For	Against	Abstain

2.    Approval of amendments to the Amended 1994 Performance and Restricted Stock Plan to enable compensation paid under the Plan to qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended. (The Board recommends a vote for this proposal.)

							☐	☐	☐

3.    Approval of the Executive Cash Performance Bonus Plan to permit the payment of cash bonuses that will qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended. (The Board recommends a vote for this proposal.)

							☐	☐	☐

4.    Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 1, 2006. (The Board recommends a vote for this proposal.)

							☐	☐	☐
5. Transacting of such other business as may properly come before the meeting or any adjournment or postponement thereof.
For comments, please check this box and write them on the back where indicated Please indicate if you plan to attend this meeting	Yes ☐	No ☐	☐

Sign exactly as your name(s) appear(s) on the stock certificate. If shares of stock stand of record in the names of two or more persons, or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy card. If shares of stock are held of record by a corporation, the proxy card should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the proxy card for a deceased stockholder should give their full title. Please date the proxy card.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)			Date